EX 10.1

AMENDED AND RESTATED

REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS A LENDER AND AS ADMINISTRATIVE AGENT)

WITH

ASV HOLDINGS, INC.

AND

EACH PERSON JOINED HERETO AS A BORROWER OR GUARANTOR

(COLLECTIVELY, THE “LOAN PARTIES”)

December 27, 2017

TABLE OF CONTENTS

Page

I.DEFINITIONS1

1.1	Accounting Terms1
1.2	General Terms2
1.3	Uniform Commercial Code Terms39
1.4	Certain Matters of Construction39

II.ADVANCES, PAYMENTS40

2.1	Revolving Advances40
2.2	Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances41
2.3	Term Loan43
2.4	Swing Loans44
2.5	Disbursement of Advance Proceeds45
2.6	Making and Settlement of Advances45
2.7	Maximum Advances47
2.8	Manner and Repayment of Advances47
2.9	Repayment of Excess Advances49
2.10	Statement of Account49
2.11	Letters of Credit49
2.12	Issuance of Letters of Credit50
2.13	Requirements For Issuance of Letters of Credit50
2.14	Disbursements, Reimbursement51
2.15	Repayment of Participation Advances52
2.16	Documentation53
2.17	Determination to Honor Drawing Request53
2.18	Nature of Participation and Reimbursement Obligations53
2.19	Liability for Acts and Omissions55
2.20	Mandatory Prepayments56
2.21	Use of Proceeds58
2.22	Defaulting Lender58
2.23	Payment of Obligations61

III.INTEREST AND FEES61

3.1	Interest61
3.2	Letter of Credit Fees62
3.3	Facility Fee63
3.4	Fee Letter64
3.5	Computation of Interest and Fees64
3.6	Maximum Charges64
3.7	Increased Costs64
3.8	Basis For Determining Interest Rate Inadequate or Unfair65
3.9	Capital Adequacy66
3.10	Taxes67

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3.11	Replacement of Lenders69

IV.COLLATERAL:  GENERAL TERMS69

4.1	Security Interest in the Collateral69
4.2	Perfection of Security Interest70
4.3	Preservation of Collateral70
4.4	Ownership and Location of Collateral71
4.5	Defense of Administrative Agent’s and Lenders’ Interests71
4.6	Inspection of Premises72
4.7	Appraisals72
4.8	Receivables; Deposit Accounts and Securities Accounts72
4.9	Inventory75
4.10	Maintenance of Equipment75
4.11	Exculpation of Liability76
4.12	Financing Statements76
4.13	Investment Property Collateral76
4.14	Provisions Regarding Certain Investment Property Collateral77

V.REPRESENTATIONS AND WARRANTIES77

5.1	Authority77
5.2	Formation and Qualification78
5.3	Survival of Representations and Warranties78
5.4	Tax Returns. Each Loan Party’s and each Subsidiary’s federal tax identification number is set forth on Schedule 5.478
5.5	Financial Statements78
5.6	Entity Names79
5.7	O.S.H.A. Environmental Compliance; Flood Insurance79
5.8	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance80
5.9	Patents, Trademarks, Copyrights and Licenses81
5.10	Licenses and Permits82
5.11	Default of Indebtedness82
5.12	No Default82
5.13	No Burdensome Restrictions82
5.14	No Labor Disputes82
5.15	Margin Regulations82
5.16	Investment Company Act83
5.17	Disclosure83
5.18	Reserved83
5.19	Swaps83
5.20	Business and Property of Loan Parties83
5.21	Ineligible Securities83
5.22	[Reserved]83
5.23	Equity Interests83
5.24	Commercial Tort Claims84
5.25	Letter of Credit Rights84
5.26	Material Contracts84

5.27	Investment Property Collateral84

VI.AFFIRMATIVE COVENANTS84

6.1	Compliance with Laws84
6.2	Conduct of Business and Maintenance of Existence and Assets85
6.3	Books and Records85
6.4	Payment of Taxes85
6.5	Financial Covenants85
6.6	Insurance86
6.7	Payment of Indebtedness and Leasehold Obligations88
6.8	Environmental Matters88
6.9	Standards of Financial Statements89
6.10	Federal Securities Laws89
6.11	Execution of Supplemental Instruments89
6.12	Government Receivables89
6.13	Keepwell89
6.14	Post Closing Covenants90

VII.NEGATIVE COVENANTS90

7.1	Merger, Consolidation, Acquisition and Sale of Assets90
7.2	Creation of Liens90
7.3	Guarantees90
7.4	Investments91
7.5	Loans91
7.6	Capital Expenditures91
7.7	Dividends91
7.8	Indebtedness91
7.9	Nature of Business91
7.10	Transactions with Affiliates91
7.11	Leases92
7.12	Subsidiaries92
7.13	Fiscal Year and Accounting Changes92
7.14	Pledge of Credit92
7.15	Amendment of Organizational Documents92
7.16	Compliance with ERISA92
7.17	Prepayment of Indebtedness93
7.18	Membership/Partnership Interests93

VIII.CONDITIONS PRECEDENT93

8.1	Conditions to Initial Advances93
8.2	Conditions to Each Advance97

IX.INFORMATION AS TO BORROWERS98

9.1	Disclosure of Material Matters98
9.2	Schedules98
9.3	Environmental Reports99
9.4	Litigation100

9.5	Material Occurrences100
9.6	Government Receivables100
9.7	Annual Financial Statements100
9.8	Reserved100
9.9	Monthly Financial Statements100
9.10	Other Reports101
9.11	Additional Information101
9.12	Projected Operating Budget101
9.13	Variances From Operating Budget101
9.14	Notice of Suits, Adverse Events101
9.15	ERISA Notices and Requests102
9.16	Additional Documents102
9.17	Updates to Certain Schedules102
9.18	Financial Disclosure103

X.EVENTS OF DEFAULT103

10.1	Nonpayment103
10.2	Breach of Representation103
10.3	Financial Information103
10.4	Judicial Actions103
10.5	Noncompliance103
10.6	Judgments104
10.7	Bankruptcy104
10.8	Lien Priority104
10.9	Cross Default104
10.10	Breach of Guaranty, Guarantor Security Agreement or Pledge Agreement104
10.11	Change of Control104
10.12	Invalidity105
10.13	Seizures105
10.14	Operations105
10.15	Pension Plans105
10.16	Anti-Money Laundering/International Trade Law Compliance105
10.17	Right to Cure Fixed Charge Coverage Ratio or Leverage Ratio105

XI.LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT107

11.1	Rights and Remedies107
11.2	Administrative Agent’s Discretion109
11.3	Setoff109
11.4	Rights and Remedies not Exclusive110
11.5	Allocation of Payments After Event of Default110

XII.WAIVERS AND JUDICIAL PROCEEDINGS111

12.1	Waiver of Notice111
12.2	Delay111
12.3	Jury Waiver111

XIII.EFFECTIVE DATE AND TERMINATION112

13.1	Term112
13.2	Termination112

XIV.REGARDING AGENT112

14.1	Appointment112
14.2	Nature of Duties113
14.3	Lack of Reliance on Administrative Agent113
14.4	Resignation of Administrative Agent; Successor Administrative Agent114
14.5	Certain Rights of Administrative Agent115
14.6	Reliance115
14.7	Notice of Default115
14.8	Indemnification115
14.9	Administrative Agent in its Individual Capacity116
14.10	Delivery of Documents116
14.11	Loan Parties Undertaking to Administrative Agent116
14.12	No Reliance on Administrative Agent’s Customer Identification Program116
14.13	Other Agreements116

XV.BORROWING AGENCY117

15.1	Borrowing Agency Provisions117
15.2	Waiver of Subrogation118

XVI.MISCELLANEOUS118

16.1	Governing Law118
16.2	Entire Understanding118
16.3	Successors and Assigns; Participations; New Lenders122
16.4	Application of Payments124
16.5	Indemnity125
16.6	Notice126
16.7	Survival128
16.8	Severability128
16.9	Expenses128
16.10	Injunctive Relief128
16.11	Consequential Damages128
16.12	Captions129
16.13	Counterparts; Facsimile Signatures129
16.14	Construction129
16.15	Confidentiality; Sharing Information129
16.16	Publicity130
16.17	Certifications From Banks and Participants; USA PATRIOT Act130
16.18	Anti-Terrorism Laws130

XVII.GUARANTY131

17.1	Guaranty131
17.2	Waivers131
17.3	No Defense131

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17.4	Guaranty of Payment131
17.5	Liabilities Absolute132
17.6	Waiver of Notice133
17.7	Administrative Agent’s Discretion133
17.8	Reinstatement133
17.9	Amendment and Restatement; No Novation134

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2(a)Borrowing Base Certificate

Exhibit 1.2(b)Compliance Certificate

Exhibit 2.1(a) Revolving Credit Note

Exhibit 2.3Term Note

Exhibit 2.4(a)Swing Loan Note

Exhibit 5.5(b)Financial Projections

Exhibit 8.1(g)Financial Condition Certificate

Exhibit 16.3 Commitment Transfer Supplement

Schedules

Schedule 1.2 Permitted Encumbrances

Schedule 4.4 Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property

Schedule 4.8(j)Deposit and Investment Accounts

Schedule 5.1Consents

Schedule 5.2(a) States of Qualification and Good Standing

Schedule 5.2(b) Subsidiaries

Schedule 5.4Federal Tax Identification Number

Schedule 5.6 Prior Names

Schedule 5.8(b)(i) Litigation

Schedule 5.8(b)(ii)Indebtedness

Schedule 5.8(d) Plans

Schedule 5.9 Intellectual Property

Schedule 5.10 Licenses and Permits

Schedule 5.14 Labor Disputes

Schedule 5.24Equity Interests

Schedule 5.27Material Contracts

EX 10.1

AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of December 27, 2017 among ASV HOLDINGS, INC., a Delaware corporation (“ASV”, together with each Person joined hereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”; the Borrowers together with the Guarantors (as defined below), collectively the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Administrative Agent”).

WHEREAS, Borrowers, Administrative Agent, White Oak (as defined below) and certain other financial institutions as lenders are parties to that certain Revolving Credit, Term Loan and Security Agreement dated as of December 23, 2016 (as has been amended, restated, supplemented or otherwise modified to date, the “Original Agreement”).

WHEREAS, this Agreement amends and restates the Original Agreement but does not extinguish the obligations evidenced thereby or constitute a novation of or affect the status of any Liens granted by Borrower to Administrative Agent and Lenders under the Original Agreement or any other documents, instruments or agreements executed in connection therewith.

NOW THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties hereto hereby amend and restate the Original Agreement in its entirety as follows:

DEFINITIONS.

Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Loan Parties for the fiscal year ended December 31, 2016.  If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Administrative Agent, Lenders and Loan Parties shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Administrative Agent, Lenders and Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Administrative Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit, the Swing Loans and the Term Loan.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.  Unless expressly stated otherwise herein, neither Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

“Agreement” shall mean this Amended and Restated Revolving Credit, Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Alternate Source” shall have the meaning set forth in the definition of Federal Funds Open Rate.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state and federal constitutions, statutes, rules, regulations, treaties, directives and orders of any United States or Canadian Governmental Body (or any Governmental Body of a foreign jurisdiction in which Borrowers have material business operations), and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean (a) an amount equal to three and seventy-five hundredths percent (3.75%) for Advances under the Term Loan consisting of Domestic Rate Loans, (b) an amount equal to four and seventy-five hundredths (4.75%) for Advances under the Term Loan consisting of LIBOR Rate Loans, and (c) with respect to Revolving Advances and Swing Loans as of the Closing Date and through and including the date immediately prior to the first Adjustment Date (as defined below), the applicable percentage specified below:

APPLICABLE MARGIN FOR REVOLVING ADVANCES AND SWING LOANS CONSISTING OF DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR REVOLVING ADVANCES CONSISTING OF LIBOR RATE LOANS
1.00%	2.00%

Effective as of the first Business Day following Administrative Agent’s receipt of the Compliance Certificate for the fiscal quarter ending March 31, 2018, required pursuant to Section 9.9 hereof and thereafter on the first Business Day following Administrative Agent’s receipt of each quarterly Compliance Certificate required pursuant to Section 9.9 hereof (such Business Day following receipt, an “Adjustment Date”), the Applicable Margin for Revolving Advances and Swing Loans shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to Borrowers’ Average Undrawn Availability for the most recently completed fiscal quarter prior to the applicable Adjustment Date:

LEVEL	AVERAGE UNDRAWN AVAILABILITY	APPLICABLE MARGIN FOR REVOLVING ADVANCES CONSISTING OF DOMESTIC RATE LOANS AND SWING LOANS	APPLICABLE MARGINS FOR REVOLVING ADVANCES CONSISTING OF LIBOR RATE LOANS
I	Less than or equal to $5,000,000	1.50%	2.50%

II	Greater than $5,000,000 but less than or equal to $8,000,000	1.25%	2.25%
III	Greater than $8,000,000	1.00%	2.00%

If Loan Parties shall fail to deliver the Compliance Certificate required under Section 9.9 by the dates required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such Compliance Certificate, at which time the rate will be adjusted based upon the Average Undrawn Availability reflected in such statements.  Notwithstanding anything to the contrary contained herein, (x) no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing, and (y) immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon Average Undrawn Availability for the most recently ended fiscal quarter as stated in the most recently delivered Compliance Certificate. Any increase in interest rates payable by Loan Parties under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Sections 9.7 or 9.9 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof.

If, as a result of any miscalculation of Borrowers’ Average Undrawn Availability, Administrative Agent determines that a proper calculation of the Average Undrawn Availability for any period would have resulted in different pricing for such period, then if the proper calculation would have resulted in a higher interest rate for such period, automatically and immediately upon notice by Administrative Agent, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Loan Parties shall be obligated to immediately pay to Administrative Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period.  Notwithstanding the foregoing, interest charges may not be retroactively increased for any period more than one hundred eighty days prior to the date Administrative Agent determines there was a miscalculation of Average Undrawn Availability.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the Credit Management Module of  PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Administrative Agent, whether owned, operated or hosted by Administrative Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Administrative Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Administrative Agent specifically instructs a Person to deliver in physical form.

“A.S.V. Holding” shall mean A.S.V. Holding, LLC, a Delaware limited liability company.

“Average Undrawn Availability” shall mean, for any date of determination, the quotient obtained by dividing (a) the sum of Undrawn Availability for each of the prior thirty days by (b) thirty.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean ASV.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2(a) hereto duly executed by the President, Chief Financial Officer or Controller of the Borrowing Agent and delivered to the Administrative Agent, appropriately completed, by which such officer shall certify to Administrative Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey, and, if the applicable Business Day relates to any LIBOR Rate Loans or LIBOR Index Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures.  Capital Expenditures for any period shall include the principal portion of Capitalized Lease Obligations paid in such period.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Loan Party represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Administrative Agent or any Lender or any Affiliate of Administrative Agent or a Lender provides any of the following products or services to any Loan Party:  (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services.  The indebtedness, obligations and liabilities of any Loan Party to Administrative Agent or any Lender or any Affiliate of Administrative Agent constituting the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable,  and otherwise treated as Obligations for purposes of each of the Other Documents.  The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean:

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) any Permitted Holder, and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the voting power of the total outstanding Equity Interests of ASV entitled to vote for members of the board of directors or equivalent governing body of ASV  on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right;

during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of ASV cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided, however, so long as any replacement board member is acceptable to the Administrative Agent in its reasonable discretion, no change in the makeup of the board of directors shall have taken place for purposes of this clause (b);

any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of ASV, or control over the Equity Interests of ASV entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities;

(i) any “change in control” or “sale” or “disposition” or similar event as defined in any Organizational Document of any other Borrower (including, without limitation, any document governing Equity Interests of ASV); or (ii) ASV fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Administrative Agent), except where such failure is as a result of a transaction expressly permitted by this Agreement or the Other Documents;

For purposes of this definition, “control” of any Person shall mean the power, direct or indirect (x) to vote more than fifty percent (50%) of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of such Person or (y) to direct or cause the direction of the management and policies of such Person by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral or any Loan Party.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Claims” shall have the meaning set forth in Section 16.5 hereof.

“Closing Date” shall mean December 27, 2017 or such other date as may be agreed to in writing by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

all Receivables and all supporting obligations relating thereto;

all equipment and fixtures;

all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

all Inventory;

all Subsidiary Stock, securities, Investment Property, and financial assets;

all Real Property;

all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-

of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through and including (g) of this definition; and

all proceeds and products of the property described in clauses (a) through and including (h) of this definition, in whatever form.  It is the intention of the parties that if Administrative Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Administrative Agent against Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the foregoing, “Collateral” shall not include Excluded Property.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Administrative Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(b) hereto to be signed by the Chief Financial Officer or Controller of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, each Loan Party, each Subsidiary of a Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party or any Subsidiary of a Loan Party, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) each Loan Party, each Subsidiary of each Loan Party, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Cure Amount” shall have the meaning set forth in Section 10.17 hereof.

“Cure Right” shall have the meaning set forth in Section 10.17 hereof.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Borrower or its Subsidiaries to make: (a) interest payments on any Advances hereunder, plus (b) scheduled principal payments on the Term Loan plus (c) payments for all fees, commissions and charges set forth herein, plus (d) payments on Capitalized Lease Obligations, plus (e) payments with respect to any other Indebtedness for borrowed money.

“DEED Loan” shall mean that certain loan made by The State of Minnesota Department of Employment and Economic Development to Borrower pursuant to that certain Loan Agreement Minnesota Investment Fund dated on or around September 27, 2017 in the original principal amount of $150,000 and on terms and conditions satisfactory to Administrative Agent (in its Permitted Discretion).

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage or Term Loan Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Administrative Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing prior to the making of the applicable Revolving Advance or the Term Loan that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Loan Parties or Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s receipt of such certification in form and substance satisfactory to such Administrative Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Diligence Certificates” shall mean, collectively, the diligence certificate and the responses thereto provided by each Loan Party and delivered to Administrative Agent.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the last day of the Term (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the payment in full of the Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case, at any time on or prior to the last day of the Term, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations are paid in full.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“EBITDA” shall mean for any period with respect to Borrowers on a Consolidated Basis the sum of (without duplication) (a) net income (or loss) for such period (excluding (i) extraordinary gains and losses in an amount not to exceed $500,000 for any trailing twelve (12) month period and (ii) all non-cash gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (f) to the extent not capitalized, actual documented costs and expenses paid during such period in connection with the closing of the Original Agreement in an amount not to exceed $1,500,000 in the aggregate and solely to the extent paid within one hundred days of the Original Closing Date, (g) to the extent not capitalized, actual documented costs and expenses paid during such period in connection with the Transactions in an amount not to exceed $500,000 in the aggregate and solely to the extent paid within one hundred days of the Closing Date, plus (h) actual documented costs and expenses paid during such period in connection with Borrower’s IPO consummated in the fiscal quarter ending June 30, 2017, in an amount not to exceed $1,000,000 in the aggregate during the Term, plus (i) to the extent not capitalized, actual documented costs and expenses in an amount not to exceed $750,000, paid on or before June 30, 2018 in connection with the relocation of Borrower’s distribution center to 1104 SE 8th Street, Grand Rapids, MN 55744, plus (j) to the extent not capitalized, actual documented prepayment premiums paid during such period with respect to the prepayment of existing indebtedness in favor of White Oak; plus (k) the amount of any non-cash Equity Interest based compensation made to employees and non-employees from time to time.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Loan Party is a party).

“Eligible CAT Receivables” shall mean Receivables owing from Caterpillar Inc. and its Affiliates that meet the requirements of Eligible Receivables except clauses (b) and (q) of such definition, provided that such Receivables:

(a)are credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Administrative Agent and shall name Administrative Agent as beneficiary or loss payee, as applicable);  and

(b)are not due or unpaid more than one hundred twenty (120) days after the original invoice date or sixty (60) days after the original due date.

“Eligible Insured Foreign Receivable” shall mean Receivables that meet the requirements of Eligible Receivables, except clause (f) and (q) of such definition, provided that such Receivables:

(a)are credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Administrative Agent and shall name Administrative Agent as beneficiary or loss payee, as applicable);

(b)the sale is to a Customer located in Australia or New Zealand or another jurisdiction acceptable to Administrative Agent in its sole discretion;

(c)the Customer with respect to such Receivable is AdvanceQuip NZ Limited, C.E.G. Distributions Pty Limited or another Customer acceptable to Administrative Agent in its sole discretion;

(d)are not due or unpaid more than one hundred eighty (180) days after the original invoice date or sixty (60) days after the original due date with respect to Receivables owing from C.E.G. Distributions Pty Limited; and

(e)are not due or unpaid more than one hundred fifty (150) days after the original invoice date or sixty (60) days after the original due date with respect to Receivables owing from Advance Quip NZ Limited.

“Eligible Inventory” shall mean and include Inventory of a Borrower, excluding work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Administrative Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Administrative Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Administrative Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Administrative Agent and no other Lien (other than a Permitted Encumbrance).  In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is Foreign In-Transit Inventory or in-transit within the United States; (c) is located outside the continental United States; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the applicable Borrower’s or Administrative Agent’s right to sell or otherwise dispose of such Inventory, unless Administrative Agent is a party to a Licensor/Administrative Agent Agreement with the Licensor under such License Agreement (or Administrative Agent shall agree otherwise in its Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Administrative Agent shall deem appropriate in its sole discretion); (g) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Administrative Agent a Lien Waiver Agreement (or Administrative Agent shall agree otherwise in its Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Administrative Agent shall deem appropriate in its Permitted Discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Receivables” shall mean and include, each Receivable of a Borrower arising in the Ordinary Course of Business and which Administrative Agent, in its sole credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Administrative Agent may from time to time deem appropriate in its Permitted Discretion.  A Receivable shall not be deemed eligible unless such Receivable is subject to Administrative Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Administrative Agent in its Permitted Discretion.  In addition, no Receivable shall be an Eligible Receivable if:

(a)it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

it is due from a Customer with respect to which fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder;

any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

it is due from a Customer with respect to which an Insolvency Event shall have occurred;

the sale is to a Customer outside the continental United States of America or to a Customer outside a province of Canada that has adopted the Personal Property Security Act of Canada, unless the sale giving rise thereto is on letter of credit, guaranty or acceptance terms, in each case acceptable to Administrative Agent in its sole discretion;

the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper; provided however that up to $750,000 of bill and hold Receivables shall be deemed Eligible Receivables (to the extent otherwise satisfying the criteria for Eligible Receivables) so long as Borrowers provide evidence satisfactory to Administrative Agent, in its Permitted Discretion that the applicable Customer (i) has accepted the invoice arising from such  bill and hold sale, (ii) has directed Borrowers to hold the respective Inventory until such Customer directs Borrower otherwise, and (iii) such Inventory is segregated from Borrowers’ other Inventory;

Administrative Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

it is due from a Customer which is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

the Receivables of the Customer exceed a credit limit determined by Administrative Agent, in its sole discretion, to the extent such Receivable exceeds such limit;

the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim);

the applicable Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason (but such Receivable shall only be ineligible to the extent of any amounts owing to such Customer or to the extent of such contingency);

the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

any return, rejection or repossession of the merchandise the sale of which gave rise to such Receivable has occurred or the rendition of services giving rise to such Receivable has been disputed;

such Receivable is not payable to a Borrower;

such Receivable is an Eligible CAT Receivables or an Eligible Insured Foreign Receivable; or

such Receivable is not otherwise satisfactory to Administrative Agent as determined by Administrative Agent in its Permitted Discretion.

“Eligible Uninsured Foreign Receivables” shall mean Receivables that meet the requirements of Eligible Receivables, except clause (f) and (q) of such definition.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state and material local environmental, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Cash Flow” shall mean, for any fiscal period, in each case for Borrowers on a Consolidated Basis, EBITDA, minus each of the following, to the extent actually paid in cash during such fiscal period, (i) Unfunded Capital Expenditures, (ii) taxes (net of refunds actually received in cash), (iii) dividends and distributions (to the extent expressly permitted under Section 7.7 of this Agreement), (iv) Debt Payments (other than scheduled principal payments on the Term

Loan), and (v) amounts added back to EBITDA for the relevant period pursuant to clauses (f) through (i) of the definition thereof solely to the extent paid in cash during each such period.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean any non-material lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that Excluded Property shall not include (i) any proceeds of any such lease, license, contract or agreement or any goodwill of Loan Parties’ business associated therewith or attributable thereto and/or (ii) any Organizational Document.

“Excluded Taxes” shall mean, with respect to Administrative Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Loan Parties with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“Facility Fee” shall have the meaning set forth in Section 3.3(b) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Federal Funds Effective Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Loan Parties, effective on the date of any such change.

“Fee Letter” shall mean the amended and restated fee letter dated the Closing Date among Borrowers and Administrative Agent.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including tax distributions) and dividends made in cash during such period, minus cash taxes paid during such period, to (b) all Debt Payments made during such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Loan Party or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Loan Parties are resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Loan Parties, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” or “Guarantors” shall mean any Person who joins this Agreement as a guarantor or who executes a Guaranty in favor of Administrative Agent and Lenders and shall extend to all successors and permitted assigns of such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Administrative Agent for its benefit and for the ratable benefit of Lenders and the other Secured Parties securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Administrative Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Administrative Agent for its benefit and for the ratable benefit of Lenders and the other Secured Parties, in form and substance satisfactory to Administrative Agent, including Article XVII hereof.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Increased Tax Burden” shall mean the additional federal, state or local taxes assumed to be payable by a shareholder or member of any Loan Party as a result of such Loan Party’s status as a limited liability company, subchapter S corporation or any other entity that is disregarded for federal and state income tax purposes (as applicable) but only so long as such Loan Party has elected to be treated as a pass though entity for federal and state income tax purposes and such election has not been rescinded or withdrawn, as evidenced and substantiated by the tax returns filed by such Loan Party (as applicable), with such taxes being calculated for all members or shareholders, as applicable, at the highest marginal rate applicable to any member or shareholder, as applicable.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or ceases operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Loan Party’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Investment Property” shall mean and include, with respect to any Person, all of such Person’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts, and any other asset or right that would constitute “investment property” under the Uniform Commercial Code.

“IRRRB Loan” shall mean that certain unsecured loan made by the State of Minnesota Iron Range Resources & Rehabilitation Board to Borrower pursuant to that certain Loan Agreement dated on or around September 27, 2017 in the original principal amount of $300,000 and on terms and conditions satisfactory to Administrative Agent (in its Permitted Discretion).

“Issuer” shall mean (i) Administrative Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Person which Administrative Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Administrative Agent as issuer.

“Law(s)” shall mean any law(s), constitution, statute, treaty, regulation, rule, ordinance,  or executive order of any Governmental Body, foreign or domestic.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a successor or permitted assign of any Lender.  For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Administrative Agent for the benefit of Lenders as security for the Obligations, “Lenders" shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party, Guarantor, or Subsidiary that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other

Documents be “Obligations” of such Person and of each other Loan Party and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean $2,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  Administrative Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.

“Licensor/Administrative Agent Agreement” shall mean an agreement between Administrative Agent and a Licensor, in form and substance satisfactory to Administrative Agent, by which Administrative Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Administrative Agent’s Liens with respect to and to dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Administrative Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Administrative Agent.

“Manitex” shall mean Manitex International, Inc., a Michigan corporation.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition or assets of any Loan Party, (b) any Loan Party’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Administrative Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Administrative Agent and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to the business of the Loan Parties when taken as a whole, which the failure to comply with would reasonably be expected to result in a Material Adverse Effect.

“Maximum Swing Loan Advance Amount” shall mean $3,500,000.

“Maximum Revolving Advance Amount” shall mean $35,000,000.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Mortgage” shall mean the mortgage(s) on the Real Property securing the Obligations, including without limitation, any mortgage modifications entered into in connection with this Agreement or subsequent to the Closing Date.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party, any Subsidiary or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party, any Subsidiary or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“Net Cash Proceeds” shall mean gross proceeds of any applicable sale, transfer of disposition less the reasonable direct costs, expenses (including legal fees and consultant fees), taxes, and assessments incurred in connection with such sales, transfers or other dispositions

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean collectively, the Term Notes, Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include (i) any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Loan Party or any Subsidiary of any Loan Party to Issuer, Swing Loan Lender, Lenders or Administrative Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Administrative Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Loan Party and any indemnification obligations payable by any Loan Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan

Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, in each case arising under or in connection with this Agreement, the Other Documents, any Letter of Credit, any Lender-Provided Interest Rate Hedges, any Lender-Provided Foreign Currency Hedges and any Cash Management Products and Services (including any overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Administrative Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, including under any amendments, extensions, renewals or increases thereof, (ii) all costs and expenses of Issuer, Administrative Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses, (iii) all obligations of any Loan Party to Issuer, Administrative Agent or Lenders to perform acts or refrain from taking any action, (iv) all Hedge Liabilities and (v) all Cash Management Liabilities.  Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean, with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Closing Date and reasonable extensions thereof.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Original Closing Date” shall mean December 23, 2016.

“Other Documents” shall mean the Mortgage, the Notes, the Diligence Certificate, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge and any and all other agreements, instruments and documents, including intercreditor and subordination agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Administrative Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, 50% or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person; provided however that with respect to ASV, for purposes of Section 10.17, Parent shall include A.S.V. Holding and Manitex so long as they are holders of Equity Interests issued by ASV (regardless of the percentage of Equity Interests actually owned).

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Revolving Lender to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Administrative Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Loan Party, any Subsidiary or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party, a Subsidiary or any entity which was at such time a member of the Controlled Group.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as: (a) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability of not less than $5,000,000, (b) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of (i) any individual acquisition does not exceed $10,000,000 and (ii) of all such acquisitions do not exceed $20,000,000 in the aggregate throughout the Term; (c) with respect to the acquisition of Equity Interests, such target shall (i) have a positive EBITDA, calculated in accordance with GAAP, for the trailing twelve month period immediately prior to such acquisition, (ii) be added as a Borrower to this Agreement and be jointly and severally liable for all Obligations, and (iii) grant to Administrative Agent a first priority lien in all assets of such target; (d) the business acquired in connection with such acquisition is (i) located in the U.S., (ii) organized under applicable U.S. and state Laws, and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto; (e) both before and after giving effect to such acquisition, each of the representations and warranties in this Agreement are true and correct in all material respects (except any such representation or warranty which relates to a specified prior date); (f) if such acquisition is an acquisition of Equity Interests, such acquisition will not result in any violation of Regulation U; (g)  no Loan Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect; (h) Administrative Agent shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to documentation satisfactory to Administrative Agent; (i) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (j) Borrowers shall have delivered to Administrative Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Borrowers would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end and (ii) financial statements of the acquired entity for the two most recent fiscal years then ended (if available), in form and substance reasonably acceptable to Administrative Agent; (k) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition; (l) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Administrative Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Administrative Agent; and (m) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition.  For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing so long as Administrative Agent has received an audit or appraisal of such assets as set forth in clause (i) above and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Assignees” shall mean: (a) Administrative Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by Administrative Agent or any Lender, an Affiliate of Administrative Agent or any Lender or a related entity; and (d) any Person to whom Administrative Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Administrative Agent’s or Lender’s rights in and to a material portion of such Administrative Agent’s or Lender’s portfolio of asset-based credit facilities.  For the avoidance of doubt, a Permitted Assignee shall not include any natural Person, any Loan Party or any of its Affiliates or any direct competitor of a Loan Party.

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Dividends” shall mean so long as: (a) a notice of termination with regard to this Agreement shall not be outstanding; (b) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to such distribution; and (c) the purpose of such distribution shall be as set forth in writing and received by Administrative Agent at least ten (10) days prior to such distribution and such distribution shall in fact be used for such purpose, any Loan Party and/or Subsidiary shall be permitted to make distributions to its members in an aggregate amount equal to the Increased Tax Burden of its members.  Payments to members shall be made so as to be available when the tax is due, including in respect of estimated tax payments.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Administrative Agent for the benefit of Administrative Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any Subsidiary, or any property of any Loan Party or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (I) any such lien shall not encumber any other property of any Loan Party and (II) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount permitted in Section 7.6 hereof; (h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of Loan Parties and their Subsidiaries; (i) any exceptions listed on Schedule B of the title insurance policies delivered to and accepted by, Administrative Agent and Lenders under Section 8.1(e); and (j) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date and shall not subsequently apply to any other property or assets of any Loan Party or Subsidiary other than the property and assets to which they apply as of the Closing Date.

“Permitted Holders” means Manitex and A.S.V. Holding, LLC, a Delaware limited liability company, whether together, individually or through one or more corporate Persons as to which such individuals are the sole equity holders.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) Indebtedness incurred for Capital Expenditures permitted in Section 7.6 hereof; (c) any guarantees of Indebtedness permitted under Section 7.3 hereof; (d) any Indebtedness listed on Schedule 5.8(b)(ii) hereof on the Closing Date; (e) unsecured Interest Rate Hedges (not constituting Lender Provided Interest Rate Hedges)

that are entered into by Loan Parties to hedge their risks with respect to outstanding Indebtedness of Loan Parties and not for speculative or investment purposes; (f) intercompany Indebtedness owing from one or more Loan Parties to any other one or more Loan Parties in accordance with clause (c) of the definition of Permitted Loans; (g) Indebtedness owed to any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business; (h) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business; (i) other unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time outstanding, (j) the IRRRB Loan, so long as such Indebtedness remains unsecured and the principal amount thereof does not exceed $300,000 in the aggregate, and (k) the DEED Loan which may be secured solely by Liens permitted pursuant to clause (g) of the definition of Permitted Encumbrances, so long as the principal amount thereof does not exceed $150,000 in the aggregate.  Permitted Indebtedness shall also include Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the "Refinance Indebtedness") of any of the foregoing  Indebtedness (such Indebtedness being referred to herein as the "Original Indebtedness"); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any property of any Loan Party or any Subsidiary not secured thereby prior to the date that such Refinance Indebtedness becomes effective, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the  Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

“Permitted Investments” shall mean investments in: (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; and (e) Permitted Loans.

“Permitted Loans” shall mean: (a) the extension of trade credit by a Loan Party to its Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the Ordinary Course of Business not to exceed as to all such loans the aggregate amount of $100,000 at any time outstanding; and (c) intercompany loans between and among Loan Parties, so long as, at the request of Administrative Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by Loan Parties) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Administrative Agent in its sole discretion that has been delivered to Administrative Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(ies) that are the payee(s) on such note.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Loan Party, any Subsidiary or any member of the Controlled Group or to which any Loan Party, any Subsidiary or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean any pledge agreement executed by any Pledgor in favor of Administrative Agent for its benefit and for the ratable benefit of Lenders and the other Secured Parties securing the Obligations or the Pledge Agreement of such Pledgor, in form and substance satisfactory to Administrative Agent.

“Pledgor” shall mean any Person who executes and delivers a Pledge Agreement in favor of Administrative Agent and Lenders and shall extend to all successors and permitted assigns of such Persons.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (i) does not attach to any Receivables or Inventory, (ii) is at all times junior and subordinate in priority to the Liens in favor of the Administrative Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (iii) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Administrative Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4 hereto or in and to any other premises or real property that are hereafter owned or leased by any Loan Party.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Administrative Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Reinvestment Notice” shall mean a written notice from the Borrowing Agent to the Administrative Agent (i) stating that the Loan Parties have received Net Cash Proceeds and the amount of such Net Cash Proceeds, (ii) describing the sale, disposition or casualty event resulting in the receipt of such Net Cash Proceeds, and (iii) stating the portion of Net Cash Proceeds to be reinvested in accordance with Section 2.20(a) or (c) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than an event for which the 30-day notice period is waived.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding more than fifty percent (50%) of either (a) the aggregate of the sum of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), and (y) the outstanding principal amount of the Term Loan, or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances, Swing Loans and the Term Loan, plus (y) the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders who are not Affiliates of each other, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean Advances other than Letters of Credit, the Term Loan and the Swing Loans.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, as to any Revolving Lender, the Revolving Commitment amount of such Revolving Lender set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that becomes party to this Agreement after the

Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Commitment Percentage” shall mean, as to any Revolving Lender, the Revolving Commitment Percentage of such Revolving Lender set forth below such Lender’s name on the signature page hereof (or, in the case of any Revolving Lender that becomes party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage of such Revolving Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Revolving Advances that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the LIBOR Rate.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Administrative Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Administrative Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.  Unless the context otherwise requires, each reference to Subsidiaries hereby shall a reference to Subsidiaries of Borrowers.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Loan Party by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Loan Party by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 66% (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such  Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Loan Party and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956‑2(c)(2)).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan” shall have the meaning set forth in Section 2.3 hereof.

“Term Loan Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to fund a portion of the Term Loan in an aggregate principal amount equal to the Term Loan Commitment Amount (if any) of such Lender.

“Term Loan Commitment Percentage” shall mean, as to any Term Loan Lender, the Term Loan Commitment Percentage of such Term Loan Lender set forth below such Lender’s name on the signature page hereof (or, in the case of any Term Loan Lender that becomes party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Term Loan Commitment Percentage (if any) of such Term Loan Lender as set forth in the applicable Commitment Transfer Supplement).

“Term Loan Commitment Amount” shall mean, as to any Term Loan Lender, the Term Loan Commitment Amount of such Term Loan Lender set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that becomes party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Term Loan Commitment Amount of such Term Loan Lender as set forth in the applicable Commitment Transfer Supplement).

“Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a Term Loan Commitment Amount.

“Term Loan Rate” shall mean (a) with respect to Term Loan Advances that are Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate, and (b) with respect to Term Loan Advances that are LIBOR Rate Loans an interest rate per annum equal to the sum of the Applicable Margin plus the greater of (i) one percent (1.0%) and (ii) thr LIBOR Rate.

“Term Note” shall mean, collectively, the promissory notes described in Section 2.3 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party, any Subsidiary or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party, any Subsidiary or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party, any Subsidiary or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances (other than the Term Loan) plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date, plus

(iii) fees and expenses incurred in connection with the Transactions for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfunded Capital Expenditures” shall mean, as to any Loan Party, without duplication, a Capital Expenditure funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“White Oak” shall mean White Oak Global Advisors, LLC.

Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

Certain Matters of Construction.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, except where the context clearly requires otherwise.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Administrative Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof.  Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York.  Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders.  Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Administrative Agent, any agreement entered into by Administrative Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Administrative Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Administrative Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Administrative Agent and Lenders.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

ADVANCES, PAYMENTS.

Revolving Advances.

Amount of Revolving Advances.  Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Revolving Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Revolving Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

the sum of (a) up to 85% of Eligible Receivables, plus (b) up to 90% of Eligible Insured Foreign Receivables, plus (c) up to the lesser of (I) 95% of Eligible CAT Receivables, and (II) $8,600,000, plus (d) up to the lesser of (I) 85% of Eligible Uninsured Foreign Receivables, and (II) $500,000 (as applicable, the “Receivables Advance Rates”), plus the least of (A) the sum of (I) up to 65% of the value of the Eligible Inventory (other than Eligible Inventory consisting of finished goods machines and service parts that are current), plus (II) 80% of the value of Eligible Inventory consisting of finished goods machines, plus (III) 75% of the value of Eligible Inventory consisting of service parts that are current) (as applicable, the “Inventory Advance Rate”), (B) up to 90% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Administrative Agent in its sole discretion exercised in good faith) (the “Inventory NOLV Advance Rate”, together with the Inventory Advance Rate and the Receivables Advance Rates, collectively, the “Advance Rates”), or (C) $15,000,000 in the aggregate at any one time, minus the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus such reserves as Administrative Agent may reasonably deem proper and necessary from time to time.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Sections 2.1(a)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”.  The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).  Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement or any Other Document, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

Sublimits. Revolving Advances made to Borrowers against (i) Eligible Insured Foreign Receivables owing from C.E.G. Distributions Pty Limited shall not exceed $6,000,000 in the aggregate, at any time outstanding, (ii) Eligible Insured Receivables and Eligible CAT Receivables that are due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date shall not exceed $1,000,000 in the aggregate, at any time outstanding, (iii) slow moving Eligible Inventory (as determined by Administrative Agent in its Permitted Discretion) shall not exceed $2,000,000 in the aggregate, at any time outstanding.

Discretionary Rights.  The Advance Rates may be increased or decreased by Administrative Agent at any time and from time to time in the exercise of its Permitted Discretion.  Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent.  Notwithstanding anything to the contrary in the foregoing, the rights of Administrative Agent under this subsection are subject to the provisions of Section 16.2(b).

Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

Borrowing Agent on behalf of any Borrower may notify Administrative Agent prior to 10:00 a.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder.  Should any amount required to be paid as interest on Revolving Advances or the Term Loan hereunder, or as fees or other charges under this Agreement or any other agreement with Administrative Agent or Lenders, or with respect to any other Obligation under this Agreement, become due,  Administrative Agent may, in its sole discretion, deem the same a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable, and Administrative Agent may, in its sole discretion, make such Revolving Advance.

Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Revolving Advance, Borrowing Agent shall give Administrative Agent written notice by no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing or conversion (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000 thereafter, and (iii) the duration of the first Interest Period therefor.  Interest Periods for LIBOR Rate Loans shall be for one, two, three or six months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.  No LIBOR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default.  After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than four (4) LIBOR Rate Loans, in the aggregate at any time.

Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Administrative Agent pursuant to Section 2.2(b) or by its notice of conversion given to Administrative Agent pursuant to Section 2.2(e), as the case may be.  Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Administrative Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan.  If Borrowing Agent fails to give timely notice of the continuation of a LIBOR Rate Loan, or fails to select an Interest Period in any continuation notice, Borrowing Agent shall be deemed to have elected to continue such LIBOR Rate Loan with an Interest Period of one (1) month.

Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan consisting of a Revolving Advance or the Term Loan, or on any Business Day with respect to Domestic Rate Loans consisting of Revolving Advances or the Term Loan, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan.  If Borrowing Agent desires to convert a Revolving Advance or any portion of the Term Loan, Borrowing Agent shall give Administrative Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

At its option and upon written notice to Administrative Agent given prior to 10:00 a.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may,

subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans (without penalty or premium in the case of Revolving Advances that are not accompanied by a permanent reduction in the Revolving Commitments) and/or LIBOR Index Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment; provided however that no prepayment shall be made on the Term Loan unless on the date of and after giving effect to such payment, Borrowers have Undrawn Availability of not less than $4,000,000.  Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans or LIBOR Index Rate Loans, as applicable, and the amount of such prepayment.  In the event that any prepayment of a LIBOR Rate Loan consisting of a Revolving Advance or the Term Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Administrative Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

Each Loan Party shall indemnify Administrative Agent and Lenders and hold Administrative Agent and Lenders harmless from and against any and all losses or expenses that Administrative Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or LIBOR Index Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan or LIBOR Index Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Administrative Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans or LIBOR Index Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Administrative Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Administrative Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type.  If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Administrative Agent, upon Administrative Agent’s request, such amount or amounts set forth in clause (g) above.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

Term Loan.  PNC made a term loan to the Borrowers on the Original Closing Date in an amount equal to $8,500,000 (the “Original Closing Date Term Loan”). As of December 27, 2017, the outstanding balance of the Original Closing Date Term Loan was $0. Subject to the terms and conditions of this Agreement, each Term Loan  Lender, severally and not jointly, will make a term loan to Borrowers in the amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of $15,000,000 (the “Term Loan”), which Term Loan shall refinance in full the Original Closing Date Term Loan. The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement in accordance with the terms hereof: consecutive quarterly installments each in the amount of $500,000 commencing on January 1, 2018 and continuing on the first day of each fiscal quarter thereafter, with a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses upon expiration of the Term.  The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.3. Term Loan may consist of Domestic Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrowing Agent may request; and in the event that Borrowers desire to obtain or extend any portion of the Term Loan as a LIBOR Rate Loan or to convert any portion of the Term Loan from a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and/or (e) and the provisions of Sections 2.2(b) through (h) shall apply.

Swing Loans.

Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Revolving Lenders and Administrative Agent for administrative convenience, Administrative Agent, Revolving Lenders and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.  All Swing Loans shall be Domestic Rate Loans only.  Borrowers may borrow (at the option and election of Swing Loan Lender), repay and re-borrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates.  All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a).  Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future

Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Administrative Agent or by Required Lenders that one or more of the applicable conditions set forth in Section

8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage.  Swing Loan Lender or Administrative Agent may, at any time, require the Revolving Lenders to fund such participations by means of a Settlement as provided for in Section 2.6(d) below.  From and after the date, if any, on which any Revolving Lender is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Administrative Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Administrative Agent in respect of such Swing Loan; provided that no Revolving Lender shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Administrative Agent may designate from time to time and, together with any and all other Obligations of Loan Parties to Administrative Agent or Lenders, shall be charged to Borrowers’ Account on Administrative Agent’s books, as applicable.  The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Revolving Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Administrative Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Administrative Agent and shall be applied to the outstanding Obligations giving rise to such deemed request in accordance with the terms of this Agreement.  During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

Making and Settlement of Advances.

Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Revolving Lenders (subject to any contrary terms of Section 2.22).  Term Loan shall be advanced according to the applicable Term Loan Commitment Percentages of the Term Loan Lenders. Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

Promptly after receipt by Administrative Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Administrative Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Administrative Agent shall notify Revolving Lenders of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Revolving Lenders of the requested Revolving Advance as determined by Administrative Agent in accordance with the terms hereof.  Each Revolving Lender shall remit the principal amount of each Revolving Advance to Administrative Agent such that Administrative Agent is able to, and Administrative Agent shall, to the extent the applicable Revolving Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Revolving Lender fails to remit such funds to Administrative Agent in a timely manner, Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Revolving Lender on such borrowing date, and such Revolving Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

Unless Administrative Agent shall have been notified by telephone, confirmed in writing, by any Revolving Lender that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Administrative Agent, Administrative Agent may (but shall not be obligated to) assume that such Revolving Lender has made such amount available to Administrative Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount.  In such event, if a Revolving Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Administrative Agent, then the applicable Revolving Lender and Borrowers severally agree to pay to Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Administrative Agent, times (y) such amount or (B) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans.  If such Revolving Lender pays its share of the applicable Revolving Advance to Administrative Agent, then the amount so paid shall constitute such Revolving Lender’s Revolving Advance.  Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Revolving Lender that shall have failed to make such payment to Administrative Agent.  A certificate of Administrative Agent submitted to any Revolving Lender or Borrowers with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

Administrative Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Revolving Lenders on at least a weekly basis, or on any more frequent date that Administrative Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Revolving Lenders of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”).  Subject to any contrary provisions of Section 2.22, each Revolving Lender shall transfer the amount of such Revolving Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Administrative Agent) of the applicable Swing Loan with respect to which Settlement is requested by Administrative Agent, to such account of Administrative Agent as Administrative Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Administrative Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day.  Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time.  All amounts so transferred to Administrative Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Revolving Lenders accruing interest as Domestic Rate Loans.  If any such amount is not transferred to Administrative Agent by any Revolving Lender on such Settlement Date, Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

Maximum Advances.  The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

Manner and Repayment of Advances.

The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.  The Term Loan  shall be due and payable as provided in Section 2.3 hereof and shall be due and payable in full on the last day of the Term, subject to mandatory prepayments as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement.  Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances (other than the Term Loan) shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Revolving Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22).  Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Loan shall be applied to the Term Loan pro rata according to the Term Loan Commitment Percentages of the Term Loan Lenders.

Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Administrative Agent on the date received by such Administrative Agent.  The Administrative Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by such Administrative Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”).   Neither Administrative Agent is, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to such Administrative Agent and such Administrative Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to such Administrative Agent unpaid.  Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Administrative Agent shall be deemed applied by such Administrative Agent on account of the Obligations on its respective Application Date.  Loan Parties further agree that there is a monthly float charge payable to Administrative Agent for Administrative Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Administrative Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day.  All proceeds received by Administrative Agent shall be applied to the satisfaction of the Obligations as follows: (A) in accordance with Section 11.5 of this Agreement, provided that, in the absence of any Event of Default, (I) payments matching specified scheduled payments then due shall be applied to those scheduled payments, (II) voluntary prepayments shall be applied as set forth in Section 2.2(f), (III) mandatory prepayments shall be applied as set forth in Section 2.20, (IV) Cure Amounts and Availability Cure Amounts shall be applied as set forth in Section 10.17 and 10.18 respectively, and (B) proceeds of Receivables received in a Blocked Account and/or Depository Account shall be applied in accordance with Section 4.8(h).

All payments (including prepayments) of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Administrative Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Administrative Agent without deduction, setoff or counterclaim; and funds received after that hour shall be deemed to have been received by

Administrative Agent on the following Business Day. Administrative Agent shall have the right, but not the obligation, to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

Repayment of Excess Advances.  If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans, the Term Loan, and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

Statement of Account.  Administrative Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which with respect to Administrative Agent shall be recorded the date and amount of each Advance made by Administrative Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Administrative Agent, as applicable to record the date and amount of any Advance shall not adversely affect Administrative Agent or any Lender.  Each month, Administrative Agent shall send to Borrowing Agent a statement showing the accounting for the respective Advances made, payments made or credited in respect thereof, and other transactions between Administrative Agent, Lenders and Borrowers during such month.  The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Administrative Agent or Term Lan B Administrative Agent, as applicable, receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent.  As to Borrowers, the records of Administrative Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

Letters of Credit.

Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(iii)).  The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit.  All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans.  Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain  Issuer from issuing any Letter of

Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

Issuance of Letters of Credit.

Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Administrative Agent at the Payment Office, prior to 10:00 a.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Administrative Agent and Issuer; and, such other certificates, documents and other papers and information as Administrative Agent or Issuer may reasonably request.  Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Administrative Agent or any Revolving Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP.  In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

Administrative Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

Requirements For Issuance of Letters of Credit.

Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit.  If Administrative Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Administrative Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Administrative

Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit and the application therefor.

In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Administrative Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Administrative Agent’s, Issuer’s or their respective attorney’s gross negligence or willful misconduct.  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

Disbursements, Reimbursement.

Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Administrative Agent and Borrowing Agent.  Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer.  In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Administrative Agent and each Revolving Lender thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Revolving Lenders shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the Revolving Commitments have been terminated for any reason) as provided for in Section 2.14(c) immediately below.  Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

Each Revolving Lender shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Administrative Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Revolving Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount.  If any Revolving Lender so notified fails to make available to Administrative Agent, for the benefit of Issuer, the amount of such Revolving Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Revolving Lender’s obligation to make such payment, from the Drawing Date to the date on which such Revolving Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date.  Administrative Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Administrative Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligations under this Section 2.14(c), provided that such Revolving Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Administrative Agent or Issuer of a drawing.

With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan.  Each applicable Revolving Lender’s payment to Administrative Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Revolving Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

Each applicable Revolving Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

Repayment of Participation Advances.

Upon (and only upon) receipt by Administrative Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Administrative Agent under the Letter of Credit with respect to which any Revolving Lender has made a Participation Advance to Administrative Agent, or (ii) in payment of interest on such a payment made by Issuer or Administrative Agent under such a Letter of Credit, Administrative Agent will pay to each Revolving Lender, in the same funds as those received by Administrative Agent, the amount of such Revolving Lender’s Revolving Commitment Percentage of such funds, except Administrative Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Revolving Lender that did not make a Participation Advance in respect of such payment by Administrative Agent (and, to the extent that any of the other Revolving Lender(s) have funded any portion of any Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Administrative Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

If Issuer or Administrative Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Administrative Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Revolving Lender shall, on demand of Administrative Agent, forthwith return to Issuer or Administrative Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Administrative Agent plus interest at the Federal Funds Effective Rate.

Documentation.  Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Nature of Participation and Reimbursement Obligations.  The obligation of each Revolving Lender in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Administrative Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Revolving Lenders to make Participation Advances under Section 2.14;

any lack of validity or enforceability of any Letter of Credit;

any claim of breach of warranty that might be made by any Borrower, Administrative Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Administrative Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Administrative Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Administrative Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

the occurrence of any Material Adverse Effect;

any breach of this Agreement or any Other Document by any party thereto;

the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

the fact that a Default or an Event of Default shall have occurred and be continuing;

the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Liability for Acts and Omissions.

As between Borrowers and Issuer, Swing Loan Lender, Administrative Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder.  Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Issuer and each of its Affiliates:  (i) may rely on any oral or other communication reasonably believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of

Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Administrative Agent or any Lender.

Mandatory Prepayments.

Subject to Section 7.1 hereof, when any Loan Party or any Subsidiary sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Loan Parties shall repay the Advances in an amount equal to the Net Cash Proceeds of such sale, such repayments to be made promptly but in no event more than three (3) Business Days following receipt of such Net Cash Proceeds, and until the date of payment, such proceeds shall be held in trust for Administrative Agent.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.  Such repayments shall be applied first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof (including the final installment thereof) until paid in full in cash,  and second to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has occurred and is continuing, such repayments of the remaining Advances shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Administrative Agent may determine, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof; provided further, that (x) in the event any Loan Party has received Net Cash Proceeds from any sale or disposition permitted pursuant to Section 7.1 hereof, (y) the Borrowing Agent has delivered a Reinvestment Notice within five (5) Business Days following receipt of such Net Cash Proceeds, and (z) no Default or Event of Default is continuing, such Net Cash Proceeds may, at Borrowers’ option, be deposited into a separate Depository Account at PNC, or applied to the outstanding

Revolving Advances and Borrowers shall be permitted to use such proceeds held in such separate Depository Account, or reborrow Revolving Advances (if such proceeds were applied to Revolving Advances) in accordance with the terms hereof in the amount of such Net Cash Proceeds to purchase replacement assets, so long as such replacement assets are purchased no later than one hundred eighty (180) days from the date the Reinvestment Notice was received by the Administrative Agent.  To the extent replacement assets are not purchased within such one hundred eighty (180) day period or an Event of Default occurs, Borrowers shall apply such proceeds held in such separate Depository Account, or be deemed to have requested a Revolving Advance in the amount of such net cash proceeds, and such proceeds or Revolving Advances shall be applied in the manner set forth before the proviso above.

In the event of any issuance or other incurrence of Indebtedness (other than Permitted Indebtedness) by Loan Parties or any Subsidiary or the issuance of any Equity Interests (except as set forth in Section 10.17) by any Loan Party or any Subsidiary, Loan Parties shall, no later than three (3) Business Day after the receipt by such Loan Party or any Subsidiary of (i) the Net Cash Proceeds from any such issuance or incurrence of Indebtedness or (ii) the Net Cash Proceeds of any issuance of Equity Interests, as applicable, repay the Advances in an amount equal to (x) one hundred percent (100%) of such Net Cash Proceeds in the case of such incurrence or issuance of Indebtedness and (y) one hundred percent (100%) of such Net Cash Proceeds in the case of an issuance of Equity Interests.  Such repayments will be applied in the same manner as set forth in Section 2.20(a) hereof.

All proceeds received by Loan Parties or any Subsidiary or Administrative Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Loan Party or any Subsidiary, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof; provided, that (x) in the event Borrowing Agent has delivered a Reinvestment Notice within five (5) Business Days following receipt of Net Cash Proceeds from any casualty or condemnation event, and (y) no Default or Event of Default is continuing, such Net Cash Proceeds may, at Borrowers’ option, be deposited into a separate Depository Account at PNC, or applied to the outstanding Revolving Advances and Borrowers shall be permitted to use such proceeds held in such separate Depository Account, or reborrow Revolving Advances (if such proceeds were applied to Revolving Advances) to purchase replacement assets, so long as such replacement assets are purchased no later than one hundred eighty (180) days from the date the Reinvestment Notice was received by the Administrative Agent.  To the extent replacement assets are not purchased within such one hundred eighty (180) day period or an Event of Default occurs, Borrowers shall apply such proceeds held in such separate Depository Account, or be deemed to have requested a Revolving Advance in the amount of such net cash proceeds, and such proceeds or Revolving Advances shall be applied in the manner set forth in Section 6.6. hereof.

Borrowers shall prepay the outstanding amount of the Advances in an amount equal to fifty percent (50%) of Excess Cash Flow for each fiscal year commencing with the fiscal year ending December 31, 2018, payable upon delivery of the financial statements to Agent referred to in and required by Section 9.7 for such fiscal year but in any event not later than one hundred twenty (120) days after the end of each such fiscal year, which amount shall be applied (x) first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof and, next,  to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b), provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof.  In the event that the financial statements are not so delivered, then a calculation based upon estimated amounts shall be made by Administrative Agent upon which calculation Borrowers shall make the prepayment required by this Section 2.20(d), subject to adjustment when the financial statements are delivered to Administrative Agent as required hereby.  The calculation made by Administrative Agent shall not be deemed a waiver of any rights Administrative Agent or Lenders may have as a result of the failure by Borrowers to deliver such financial statements.

Use of Proceeds.

Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed to White Oak under the Existing Credit Agreement, (ii) pay fees and expenses relating to this transaction,  (iii) refinance existing indebtedness owed to PNC under the Existing Credit Agreement, and (iv) provide for their working capital needs and reimburse drawings under Letters of Credit.

Without limiting the generality of Section 2.21(a) above, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Loan Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

Defaulting Lender.

Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

Except as otherwise expressly provided for in this Section 2.22,  Revolving Advances shall be made pro rata from Revolving Lenders which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Revolving Lender or any pro rata share of any Revolving Advances required to be advanced by any Revolving Lender shall be increased as a result of any Lender being a Defaulting Lender.  Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Revolving Lender (other than any Defaulting Lender) in accordance with their Revolving Commitment Percentages; provided, that, Administrative shall not be obligated to transfer to a Defaulting Lender any payments received by Administrative Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent.  Administrative Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Revolving Lender becomes a Defaulting Lender, then:

Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Revolving Lender plus such Revolving Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Revolving Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within three Business Days following notice by Administrative Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Revolving Lenders pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Revolving Lenders in accordance with such reallocation; and

if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such

Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

so long as any Revolving Lender is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

A Defaulting Lender shall not be entitled to give instructions to Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances, a Revolving Commitment Percentage or a Term Loan Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Administrative Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

In the event that Administrative Agent, Borrowers, Swing Loan Lender, and Issuer agree in writing that a Defaulting Lender that is a Revolving Lender or Term Loan  Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Administrative Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Revolving Lender, then Participation Commitments of Revolving Lenders (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Revolving Lender’s Revolving Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Advances of the other Revolving Lenders as Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

If Swing Loan Lender or Issuer has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

Payment of Obligations.  Administrative Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Administrative Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Administrative Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Administrative Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral.  To the extent Revolving Advances are not actually funded by the other Revolving Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Administrative Agent and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

INTEREST AND FEES.

Interest.  Interest on Advances shall be payable in arrears (a) on the first Business Day of each month with respect to advances consisting of Domestic Rate Loans, (b) with respect to Revolving Advances and the Term Loan consisting of LIBOR Rate Loans with an Interest Period of one, two or three months, at the end of each Interest Period, and (c) with respect to Revolving Advances and the Term Loan consisting of LIBOR Rate Loans with an Interest Period in excess of three months, at the end of each three month period during such Interest Period; provided further that, in each case, all accrued and unpaid interest shall be due and payable at the end of the Term.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans and (iii) with respect to the Term Loan the applicable Term Loan Rate (as applicable, the “Contract Rate”).  Except as expressly provided otherwise in this Agreement, any Obligations (other than the Advances) that are not paid when due shall accrue interest at, in respect of any such Obligations owing to Administrative Agent, any Revolving Lender or any Term Loan Lender, the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate.  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent (with respect to any Obligations owing to Administrative Agent, any Revolving Lender or any Term Loan Lender) or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Contract Rate plus two percent (2.00%) per annum (as applicable, the “Default Rate”).

Letter of Credit Fees.

Borrowers shall pay (x) to Administrative Agent, for the ratable benefit of Revolving Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter  and on the last day of the Term, and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”).  In addition, Borrowers shall pay to Administrative Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand.  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

At any time following the occurrence of an Event of Default, at the option of Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Administrative Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Administrative Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time.  Administrative Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Administrative Agent and such Borrower mutually agree (or, in the absence of such agreement, as Administrative Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Administrative Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Administrative Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest to Borrowers on such cash collateral being held by Administrative Agent.  No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full in cash of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement.  Borrowers hereby assign, pledge and grant to Administrative Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit.  Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Administrative Agent shall use such cash collateral to pay and satisfy such Obligations in accordance with the terms of this Agreement.

Facility Fee.  If, for any calendar quarter during the Term, the average daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Administrative Agent, for the ratable benefit of Revolving Lenders based on their Revolving Commitment Percentages: a fee (the “Facility Fee”) at a rate equal to one quarter of one percent (0.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance.  The Facility Fee shall be payable to Administrative Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter and on the last day of the Term with respect to the period ending on the last day of the Term.

Fee Letter.

Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

Computation of Interest and Fees.  Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

Increased Costs.  In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include  Administrative Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Administrative Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Administrative Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans or LIBOR Rate Index Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

subject Administrative Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan or LIBOR Rate Index Loan, or change the basis of taxation of payments to Administrative Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Administrative Agent, Swing Loan Lender, such Lender or the Issuer);

impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Administrative Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

impose on Administrative Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Administrative Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Administrative Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Administrative Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay such Administrative Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate such Administrative Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be.  Such Administrative Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

Basis For Determining Interest Rate Inadequate or Unfair.  In the event that Administrative Agent or any Lender shall have determined that:

reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period; or

Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by such Administrative Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Administrative Agent shall give Borrowing Agent prompt written or telephonic notice of such determination.  If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Administrative Agent no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Administrative Agent, no later than 10:00 a.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Administrative Agent, no later than 10:00 a.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan).  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

Capital Adequacy.

In the event that Administrative Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Administrative Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Administrative Agent, Swing Loan Lender or any Lender and the office or branch where Administrative Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans or LIBOR Rate Index Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Administrative Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which such Administrative Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Administrative Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Administrative Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to such Administrative Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate such Administrative Agent, Swing Loan Lender or such Lender for such reduction.  In determining such amount or amounts, such Administrative Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to the Administrative Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

A certificate of such Administrative Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate such Administrative Agent , Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

Taxes.

Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then

(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Swing Loan Lender, any Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

Each Borrower shall indemnify the Administrative Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Administrative Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, as applicable, shall be conclusive absent manifest error.

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law.  Further, Administrative Agent are indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code.  In addition, any Lender, if requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or such Administrative Agent as will enable Borrowers or such Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Administrative Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

two (2) duly completed valid originals of IRS Form W-8ECI,

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN or W-8BEN-E, any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or an Administrative Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or such Administrative Agent shall deliver to the Administrative Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Administrative Agent or any Borrower sufficient for such Administrative Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or such Administrative Agent has complied with such applicable reporting requirements.

Replacement of Lenders.  If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Administrative Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Administrative Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Administrative Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Administrative Agent in its good faith business judgment.  If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage, Term Loan Commitment Percentages and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

COLLATERAL:  GENERAL TERMS

Security Interest in the Collateral.  To secure the prompt payment and performance to the Administrative Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Loan Party hereby assigns, pledges and grants to Administrative Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located.  Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Administrative Agent’s security interest and shall cause its financial statements to reflect such security interest.  Each Loan Party shall provide Administrative Agent with written notice of all commercial tort claims promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number.  Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Administrative Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof.  Each Loan Party shall provide Administrative Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Administrative Agent’s reasonable request shall take such actions as any such Administrative Agent may reasonably request for the perfection of Administrative Agent’s security interest therein.

Perfection of Security Interest.  Each Loan Party shall take all action that may be necessary or desirable, or that Administrative Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Administrative Agent’s security interest in and Lien on the Collateral or to enable Administrative Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Administrative Agent, endorsed or accompanied by such instruments of assignment as Administrative Agent may specify, and stamping or marking, in such manner as Administrative Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Administrative Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Administrative Agent, relating to the creation, validity, perfection, maintenance or continuation of Administrative Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law.  By its signature hereto, each Loan Party hereby authorizes Administrative Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Administrative Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party).  All charges, expenses and fees Administrative Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Administrative Agent’s option, shall be paid by Loan Parties to Administrative Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

Preservation of Collateral.  Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Administrative Agent: (a) may at any time take such steps as Administrative Agent deems necessary to protect Administrative Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Administrative Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Administrative Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Administrative Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Loan Parties’ owned or leased property.  Each Loan Party shall cooperate fully with all of Administrative Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Administrative Agent may direct.  All of Administrative Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

Ownership and Location of Collateral.

With respect to the Collateral, at the time the Collateral becomes subject to Administrative Agent’s security interest:  (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Administrative Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Administrative Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iv) each Loan Party’s equipment and Inventory shall be located as set forth on Schedule 4.4, as such Schedule may be updated from time to time, and shall not be removed from such location(s) without the prior written consent of Administrative Agent except with respect to the sale of Inventory in the Ordinary Course of Business and equipment to the extent permitted in Section 7.1(b) hereof.

(i) There is no location at which any Loan Party has any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.4(b)(i); (ii) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored; none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

Defense of Administrative Agent’s and Lenders’ Interests.  Until (a) payment and performance in full in cash of all of the Obligations and (b) termination of this Agreement, Administrative Agent’s interests in the Collateral shall continue in full force and effect.  During such period no Loan Party shall, without Administrative Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Each Loan Party shall defend Administrative Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time following demand by Administrative Agent for payment of all Obligations, Administrative Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials.  If Administrative Agent exercises this right to take possession of the Collateral, Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Administrative Agent at a place reasonably convenient to Administrative Agent.  In addition, with respect to all Collateral, the Administrative Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law.  Each Loan Party shall, and Administrative Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Administrative Agent holds a security interest to deliver same to Administrative Agent and/or subject to Administrative Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Administrative Agent’s trustee, and such Loan Party will immediately deliver them to Administrative Agent in their original form together with any necessary endorsement.

Inspection of Premises.  At all reasonable times during business hours and from time to time as often as the Administrative Agent shall elect in its sole discretion (and with commercially reasonable notice so long as no Default or Event of Default is continuing), Administrative Agent and each Lender shall have full access to and the right to audit, check, inspect (Collateral, any records relating thereto and the operation of Loan Parties’ business) and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business; provided however that no Lender shall conduct any such audit or inspection unless first making a request upon Administrative Agent to conduct such audit or inspection; and provided further that so long as no Default or Event of Default is continuing, Borrowers shall not be liable for the costs and expenses of more than four such audits or inspections in any fiscal year.

Appraisals.  The Administrative Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to such Administrative Agent, for the purpose of appraising the then current values of Loan Parties’ assets; provided however that so long as no Default or Event of Default is continuing, Borrowers shall not be liable for the costs or expense of more than two appraisals in any fiscal year.  Absent the occurrence and continuance of an Event of Default at such time, the Administrative Agent shall consult with Loan Parties as to the identity of any such firm and Administrative Agent shall use their best efforts to coordinate such appraisals in conjunction with any inspections or field examination performed pursuant to Section 4.6; provided that Borrowers acknowledge and agree that the timing of such appraisals is subject to availability of the appraisers.  In the event the value of Borrowers’ assets, as so determined pursuant to such appraisal, is less than anticipated by Administrative Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Administrative Agent’s demand for same, Loan Parties shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.

Receivables; Deposit Accounts and Securities Accounts.

Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Loan Parties to Administrative Agent.

Each Customer, to the best of each Loan Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due.  With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

Each Loan Party’s chief executive office is located as set forth on Schedule 4.4(b)(iii).  Until written notice is given to Administrative Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Administrative Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Administrative Agent.  Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Administrative Agent’s behalf and for Administrative Agent’s account, collect as Administrative Agent’s property and in trust for Administrative Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s).  Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Administrative Agent, deliver to Administrative Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

At any time, Administrative Agent shall have the right to send notice of the assignment of, and Administrative Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  During the continuance of an Event of Default, Administrative Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Administrative Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

Administrative Agent shall have the right to receive, endorse, assign and/or deliver in the name of Administrative Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Each Loan Party hereby constitutes Administrative Agent or Administrative Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Loan Party’s name on all financing statements or any other documents or instruments reasonably deemed necessary or appropriate by

Administrative Agent to preserve, protect, or perfect Administrative Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Administrative Agent for Loan Parties or at any other business premises of Administrative Agent; and (ii) at any time following the occurrence of a Default or an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Administrative Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

Neither Administrative Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

All proceeds of Collateral shall be deposited by Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Administrative Agent or (ii) depository accounts (“Depository Accounts”) established at Administrative Agent for the deposit of such proceeds.  Each applicable Loan Party, Administrative Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Administrative Agent that is sufficient to give Administrative Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such accounts and which directs such Blocked Account Bank to transfer such funds so deposited on a daily basis or at other times acceptable to Administrative Agent, either to any account maintained by Administrative Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) at Administrative Agent.  All funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Administrative Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited.  Neither Administrative Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder.  Administrative Agent shall apply all funds received by it from the Blocked Accounts and/or

Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in accordance with Section 11.5 of this Agreement, provided that, in the absence of any Event of Default, Administrative Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances.

No Loan Party will, without Administrative Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.

All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party and its Subsidiaries as of the Closing Date are set forth on Schedule 4.8(j).  No Loan Party shall open any new deposit account, securities account or investment account unless (i) Loan Parties shall have given at least thirty (30) days prior written notice to Administrative Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Administrative Agent, such bank, depository institution or securities intermediary, each applicable Loan Party and Administrative Agent shall first have entered into an account control agreement in form and substance satisfactory to Administrative Agent sufficient to give Administrative Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

Inventory.  To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

Maintenance of Equipment.  Loan Parties’ equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved.  No Loan Party shall use or operate the equipment in violation, in any material respect, of any law, statute, ordinance, code, rule or regulation.

Exculpation of Liability.  Nothing herein contained shall be construed to constitute Administrative Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Administrative Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Neither Administrative Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Administrative Agent or such Lender, and neither Administrative Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

Financing Statements.  Except as respects the financing statements filed by Administrative Agent, financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

Investment Property Collateral.

Each Loan Party has the right to transfer the Investment Property free of any Liens other than Permitted Encumbrances and will use commercially reasonable efforts to defend its title to the Investment Property against the claims of all Persons.  Each Loan Party shall (i) ensure that each operating agreement, limited partnership agreement and any other similar agreement permits Administrative Agent’s Lien on the Equity Interests of wholly-owned Subsidiaries (other than Foreign Subsidiaries) arising thereunder, foreclosure of Administrative Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder and (ii) use commercially reasonable efforts to provide that each operating agreement, limited partnership agreement and any other similar agreement with respect to any other Person permits Administrative Agent’s Lien on the Investment Property of such Loan Party arising thereunder, foreclosure of Administrative Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder.

Each Loan Party shall, if the Investment Property includes securities or any other financial or other asset maintained in a securities account, cause the custodian with respect thereto to execute and deliver a notification and control agreement or other applicable agreement satisfactory to Administrative Agent in order to perfect and protect the Administrative Agent’s Lien in such Investment Property.

Except as set forth in Article XI, (i) the Loan Parties will have the right to exercise all voting rights with respect to the Investment Property and (ii) the Loan Parties will have the right to receive all cash dividends and distributions, interest and premiums declared and paid on the Investment Property to the extent otherwise permitted under this Agreement.  In the event any additional Equity Interests are issued to any Loan Party as a stock dividend or distribution or in lieu of interest on any of the Investment Property, as a result of any split of any of the Investment Property, by reclassification or otherwise, any certificates evidencing any such additional shares will be delivered to the Administrative Agent within ten (10) Business Days and such shares will be subject to this Agreement and a part of the Investment Property to the same extent as the original Investment Property.

Provisions Regarding Certain Investment Property Collateral.  The operating agreement or limited partnership agreement (as applicable) of any Loan Party and any Subsidiary (other than a Foreign Subsidiary) of any Loan Party hereafter formed or acquired that is a limited liability company or a limited partnership, shall contain the following language (or language to the same effect): “Notwithstanding anything to the contrary set forth herein, no restriction upon any transfer of [Membership Interests] [Partnership Interests] set forth herein shall apply, in any way, to the pledge by any [Member] [Partner] of a security interest in and to its [Membership Interests] [Partnership Interests] to PNC Bank, National Association, as agent for certain lenders, or its successors and assigns in such capacity (any such person, "Administrative Agent"), or to any foreclosure upon or subsequent disposition of such [Membership Interests] [Partnership Interests] by Administrative Agent.  Any transferee or assignee with respect to such foreclosure or disposition shall automatically be admitted as a [Member] [Partner] of the Company and shall have all of the rights of the [Member] [Partner] that previously owned such [Membership Interests] [Partnership Interests].”

REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

Authority.  Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of the terms of such Loan Party’s Organizational Documents, any law in any material respect, or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (b) will not conflict with or violate any law or regulation in any material respect, or any judgment, order or decree of any Governmental Body binding on such Loan Party, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not, in any material respect, conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound.

Formation and Qualification.

Each Loan Party and each Subsidiary thereof is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Loan Party or Subsidiary to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Loan Party or Subsidiary.  Each Loan Party has delivered to the Administrative Agent true and complete copies of its Organizational Documents and will promptly notify the Administrative Agent of any amendment or changes thereto.

The only Subsidiaries of each Loan Party are listed on Schedule 5.2(b).  Schedule 5.2(b) sets forth a true, correct and complete list of all Equity Interests held by each each Loan Party in each of its Subsidiaries, and includes true, correct and complete copies of all certificates evidencing all Equity Interests held by each Loan Party in each of its Subsidiaries.

Survival of Representations and Warranties.  All representations and warranties of such Loan Party contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

Tax Returns.Each Loan Party’s and each Subsidiary’s federal tax identification number is set forth on Schedule 5.4.  Each Loan Party and each Subsidiary thereof (a) has filed all federal, state and material local tax returns each is required by law to file and (b) has paid all federal income taxes, assessments, fees and other governmental charges and all other material taxes, assessments, fees and other governmental charges that are due and payable other than taxes, assessments, fees and other governmental charges which are not delinquent.  The provision for taxes on the books of each Loan Party and Subsidiary thereof is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its or its Subsidiary’s books.

Financial Statements.

The pro forma balance sheet of Borrowers on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to the Administrative Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement (collectively, the “Transactions”) and is accurate, complete and correct in all material respects and fairly reflects the financial condition of Borrowers on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied.  The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrowing Agent.  All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.

The twelve-month cash flow and balance sheet projections of Borrowers on a Consolidated Basis, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by the Chief Financial Officer of ASV, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Loan Parties’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.  The cash flow Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”.

The consolidated and consolidating balance sheets of Borrowers, and such other Persons described therein, as of December 31, 2016, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to the Administrative Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur and present fairly the financial position of Loan Parties and their Subsidiaries at such date and the results of their operations for such period.  Since December 31, 2016 there has been no change in the condition, financial or otherwise, of Borrowers and their Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Loan Parties and their Subsidiaries, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

Entity Names.  No Loan Party or Subsidiary has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Loan Party or Subsidiary been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

O.S.H.A. Environmental Compliance; Flood Insurance.

Each Loan Party and each Subsidiary thereof is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or any Subsidiary or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

Each Loan Party and each Subsidiary has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party or any Subsidiary, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property has never been used by any Loan Party or any Subsidiary to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party or any Subsidiary on any Real Property, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party, any Subsidiary or of its tenants.

All Real Property owned by Loan Parties or any Subsidiaries is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party  or Subsidiary in accordance with prudent business practice in the industry of such Loan Party or Subsidiary.  Each Loan Party and each Subsidiary has taken all actions required under the Flood Laws and/or requested by Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Administrative Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(i) Each Loan Party and each Subsidiary is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

As of Closing Date, except as disclosed in Schedule 5.8(b)(i), no Loan Party or any Subsidiary has any pending or threatened litigation, arbitration, actions or proceedings.  No litigation, arbitration, actions or proceedings pending or threatened against any Loan Party or any Subsidiary could reasonably be expected to have a Material Adverse Effect.  No Loan Party or any Subsidiary has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

No Loan Party or any Subsidiary is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party or any Subsidiary in violation of any order of any court, Governmental Body or arbitration board or tribunal.

No Loan Party, any Subsidiary or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws.  (i) Each Loan Party, each Subsidiary and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Loan Party nor any Subsidiary of any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Loan Party nor any Subsidiary or any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Loan Party nor any Subsidiary or any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Loan Party nor any Subsidiary or any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Loan Party nor any Subsidiary or any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of

ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no Reportable ERISA Event; (xi) neither any Loan Party nor any Subsidiary or any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Loan Party nor any Subsidiary or any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Loan Party nor any Subsidiary or any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

(d)(i) No Loan Party has any unpaid liabilities for any unpaid wages or relating to any Plan and (ii) no Loan Party is in breach of any collective bargaining agreement.

Patents, Trademarks, Copyrights and Licenses.  All Intellectual Property owned or utilized by any Loan Party and any Subsidiary: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are necessary for the operation of its business.  There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Loan Party or Subsidiary is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto.  All Intellectual Property owned or held by any Loan Party or any Subsidiary consists of original material or property developed by such Loan Party or Subsidiary or was lawfully acquired by such Loan Party or Subsidiary from the proper and lawful owner thereof.  Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

Licenses and Permits.  Except as set forth in Schedule 5.10, each Loan Party and each Subsidiary (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

Default of Indebtedness.  No Loan Party or any Subsidiary is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

No Default.  No Loan Party or any Subsidiary is in default in the payment or performance of any of its contractual obligations and no Default or Event of Default has occurred.

No Burdensome Restrictions.  No Loan Party or any Subsidiary is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each Subsidiary has heretofore delivered to the Administrative Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject.  No Loan Party or Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

No Labor Disputes.  No Loan Party or Subsidiary is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s or any Subsidiary’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

Margin Regulations.  No Loan Party or any Subsidiary is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

Investment Company Act.  No Loan Party or any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

Disclosure.  No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to any Loan Party or any Subsidiary or which reasonably should be known to such Loan Party or Subsidiary which such Loan Party has not disclosed to the Administrative Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

Reserved.

Swaps.  No Loan Party or Subsidiary is a party to, nor will it be a party to, any swap agreement whereby such Loan Party or Subsidiary has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

Business and Property of Loan Parties.  Upon and after the Closing Date, Loan Parties and their Subsidiaries do not propose to engage in any business other than the manufacture, distribution and sale of compact track (CTL) and skid steer loaders and supplying complete undercarriages and parts to CAT  for use on compact track loaders and activities necessary to conduct the foregoing.  On the Closing Date, each Loan Party and each Subsidiary will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party or Subsidiary.

Ineligible Securities.  Loan Parties and their Subsidiaries do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Administrative Agent or any Lender.

[Reserved].

Equity Interests.  The authorized and outstanding Equity Interests of each Loan Party and each Subsidiary, and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.23(a) hereto.  All of the Equity Interests of each Loan Party and each Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities.  Except for the rights and obligations set forth on Schedule 5.23(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party, any Subsidiary or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Loan Parties and their Subsidiaries.  Except as set forth on Schedule 5.23(c), Loan Parties and their Subsidiaries have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

Commercial Tort Claims.  No Loan Party has any commercial tort claims.

Letter of Credit Rights.  As of the Closing Date, no Loan Party has any letter of credit rights.

Material Contracts.  Schedule 5.26 sets forth all Material Contracts of the Loan Parties and their Subsidiaries.  All Material Contracts are in full force and effect and no material defaults currently exist thereunder. No Loan Party or Subsidiary has (i) received any notice of termination or non-renewal of any Material Contract, or (ii) exercised any option to terminate or not to renew any Material Contract.

Investment Property Collateral.  (i) There are no restrictions on the pledge or transfer of any of the Subsidiary Stock other than restrictions referenced on the face of any certificates evidencing such Subsidiary Stock, restrictions under Applicable Law or restrictions stated in the operating agreement or partnership agreement of the with respect thereto, as applicable; (ii) each Loan Party is the legal owner of the Investment Property Collateral pledged by it hereunder, which is registered in the name of such Loan Party, a custodian or a nominee; (iii) the Investment Property Collateral is free and clear of any Liens except for Permitted Encumbrances which, in the case of any Investment Property Collateral constituting certificated securities, do not have priority over the Liens of Administrative Agent thereon; (iv) the pledge of and grant of the security interest in the Investment Property Collateral is effective to vest in Administrative Agent a valid security interest therein; and (v) none of the operating agreements, limited partnership agreements or other agreements governing any Investment Property Collateral issued by a limited liability company, limited partnership or similar Person provide that such Investment Property Collateral governed thereby are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

AFFIRMATIVE COVENANTS.

Each Loan Party shall, and shall cause each Subsidiary to, until payment in full in cash of the Obligations and termination of this Agreement:

Compliance with Laws.  Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s or Subsidiary’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).  Each Loan Party may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Administrative Agent to protect Administrative Agent’s Lien on or security interest in the Collateral.

Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Books and Records.  Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Loan Parties and their Subsidiaries.

1.2Payment of Taxes.  Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party, Subsidiary or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes.  If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Administrative Agent or any Lender which Administrative Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Administrative Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Administrative Agent may without notice to Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds the Administrative Agent and each Lender harmless in respect thereof.  Administrative Agent will not pay any taxes, assessments or Charges to the extent that any applicable Loan Party has Properly Contested those taxes, assessments or Charges.  The amount of any payment by Administrative Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Loan Parties shall furnish Administrative Agent with an indemnity therefor (or supply Administrative Agent with evidence satisfactory to Administrative Agent that due provision for the payment thereof has been made), Administrative Agent may hold without interest any balance standing to Loan Parties’ credit and Administrative Agent shall retain its security interest in and Lien on any and all Collateral held by Administrative Agent.

Financial Covenants.

Fixed Charge Coverage Ratio.  Cause to be maintained as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0, measured on a trailing four (4) quarter basis.

Leverage Ratio.  Maintain as of the end of each fiscal quarter, a ratio (the “Leverage Ratio”) of Funded Debt, calculated as of such date, to EBITDA, measured for the period of four fiscal quarters then ended, of not greater than the ratios set forth below for the applicable fiscal quarter then ending:

Fiscal Quarter Ending	Maximum Leverage Ratio
March 31, 2018	3.50 to 1.00
June 30, 2018	3.25 to 1.00
September 30, 2018	3.00 to 1.00
December 31, 2018	2.75 to 1.00
March 31, 2019, June 30, 2019 and September 30, 2019	2.50 to 1.00
December 31, 2019 and March 31, 2020	2.25 to 1.00
June 30, 2020 and September 30, 2020	2.00 to 1.00

December 31, 2020 and each fiscal quarter thereafter	1.75 to 1.00

Insurance.

(i) Keep all its insurable properties and properties in which such Loan Party and/or such Subsidiary has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Parties or Subsidiaries including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party and/or Subsidiary insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party or such Subsidiary either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party and/or Subsidiary is engaged in business; (v) furnish each of the Administrative Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Administrative Agent, naming Administrative Agent as an additional insured and mortgagee and/or lender’s loss payable (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Administrative Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Administrative Agent (or in the case of non-payment, at least ten (10) days prior written notice).  In the event of any loss thereunder, the carriers named therein hereby are directed by Administrative Agent and the applicable Loan Party to make payment for such loss to Administrative Agent and not to such Loan Party and Administrative Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Administrative Agent jointly, Administrative Agent may endorse such Loan Party’s name thereon and do such other things as Administrative Agent may deem advisable to reduce the same to cash.

Each Loan Party shall take all actions required under the Flood Laws and/or requested by Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Administrative Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

Administrative Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above.  Subject to Loan Parties’ reinvestment rights set forth in Section 2.202(c), all loss recoveries received by Administrative Agent under any such insurance shall be applied first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof (including the final installment thereof) until paid in full in cash, and second to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has occurred and is continuing, such repayments to any remaining Advances shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Administrative Agent may determine, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof.  Any surplus shall be paid by Administrative Agent to Loan Parties or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by Loan Parties to Administrative Agent, on demand.   If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Administrative Agent, if Administrative Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrowers’ Account and constitute part of the Obligations.

Payment of Indebtedness and Leasehold Obligations.  Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

Environmental Matters.

Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance, in all material respects, with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws.

Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals.  All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien.  If any Loan Party or Subsidiary shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party or Subsidiary shall fail to comply, in all material respects, with any of the requirements of any Environmental Laws, Administrative Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Administrative Agent’s interest in the Collateral:  (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as any such Administrative Agent (or such third parties as directed by such Administrative Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Administrative Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Administrative Agent, any Lender and any Loan Party.

Promptly upon the written request of Administrative Agent from time to time, Loan Parties shall provide the Administrative Agent, at Loan Parties’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of such Administrative Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property.  Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to such Administrative Agent.  If such estimates, individually or in the aggregate, exceed $100,000, Administrative Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to such Administrative Agent to secure payment of these costs and expenses.

Standards of Financial Statements.  Cause all financial statements referred to in Sections 9.7, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

Federal Securities Laws.  Promptly notify the Administrative Agent in writing if any Loan Party or any of their Subsidiaries (i) registers any additional securities under the Exchange Act or (ii) files an additional registration statement under the Securities Act.

Execution of Supplemental Instruments.  Execute and deliver to the Administrative Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Administrative Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

Government Receivables.  Take all steps necessary to protect Administrative Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Administrative Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

Keepwell.  If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.14, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 6.14 shall remain in full force and effect until payment in full in cash of the Obligations and termination of this Agreement and the Other Documents.  Each Qualified ECP Loan Party intends that this Section 6.14 constitute, and this Section 6.14 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

Post Closing Covenants.

Within thirty (30) days of the Closing Date (or such later date agreed to be Administrative Agent in its Permitted Discretion), Borrowers shall deliver to Administrative Agent, a Lien Waiver Agreement with respect to 1104 SE 8th Street, Grand Rapids, MN.

Within fifteen (15) days of the Closing Date (or such later date agreed to by Administrative Agent in its Permitted Discretion), Borrowers shall deliver to Administrative Agent, a security agreement with respect to Borrowers’ equipment located at 5195 Richard Street, Drummondville, Quebec, Canada, which security agreement shall be valid and enforceable under Quebec law.

Within thirty (30) days of the Closing Date, Borrowers shall deliver to Administrative Agent, in form and substance satisfactory to Administrative Agent, insurance endorsements issued by Borrowers’ insurer with respect to Borrowers’ insurance naming Administrative Agent as lender loss payee and mortgagee, as applicable.

NEGATIVE COVENANTS.

No Loan Party shall, nor shall it permit any Subsidiary to, until satisfaction in full in cash of the Obligations and termination of this Agreement:

Merger, Consolidation, Acquisition and Sale of Assets.

Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (i) any Loan Party may merge, consolidate or reorganize with another Loan Party or acquire the assets or Equity Interest of another Loan Party so long as (a) such Loan Party provides Administrative Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization, and (b) if a Borrower is party to any merger, consolidation or reorganization, such Borrower or another Borrower is the surviving Person, and (ii) Permitted Acquisitions.

Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) the sale of Inventory in the Ordinary Course of Business and (ii)(a) the disposition or transfer of obsolete and worn-out equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $250,000 in the aggregate for the Loan Parties and their Subsidiaries, (b) the sale of Borrowers’ Loegering and Scout product lines, together with any Inventory, Intellectual Property, drawing, books and records associated with either such product line, and only, in each case to the extent that (x) the proceeds of any such disposition described in clause (ii)(a) are used to acquire replacement equipment which is subject to Administrative Agent’s first priority security interest or (y) the proceeds of which are remitted to Administrative Agent, as applicable, to be applied pursuant to Section 2.20 and (iii) any other sales or dispositions expressly permitted by this Agreement.

Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

Guarantees.  Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) guarantees by one or more Loan Party(s) of the Indebtedness or obligations of any other Loan Party(s) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and (b) the endorsement of checks in the Ordinary Course of Business.

Investments.  Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

Loans.  Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate other than Permitted Loans.

Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Loan Parties in excess of $2,000,000.

Dividends.  Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party or Subsidiary (other than dividends or distributions payable in its stock (other than Disqualified Equity Interests), or split-ups or reclassifications of its stock (other than Disqualified Equity Interests)) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Loan Party or any Subsidiary other than Permitted Dividends.  With respect to tax distributions permitted pursuant to this Section, in the event (x) the actual distribution to members made pursuant to this Section exceeds the actual income tax liability of any member due to such Loan Party’s or Subsidiary’s status as a limited liability company, or (y) if such Loan Party or Subsidiary was a subchapter C corporation, such Loan Party or Subsidiary would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which such Loan Party or Subsidiary is a limited liability company, then the members shall repay such Loan Party or Subsidiary the amount of such excess or refund, as the case may be, no later than the date the annual tax return must be filed by such Loan Party or Subsidiary (without giving effect to any filing extensions).  In the event such amounts are not repaid in a timely manner by any member, then such Loan Party and/or Subsidiary shall not pay or make any distribution with respect to, or purchase, redeem or retire, any membership interest of such Loan Party or Subsidiary held or controlled by, directly or indirectly, such member until such payment has been made.

Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

Nature of Business.  Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Loan Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payment by Loan Parties of dividends and distributions permitted under Section 7.7 hereof, and (iii) transactions disclosed to Administrative Agent in writing, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate; provided, however, that neither the extension of credit to, nor the assumption, endorsement or guaranty of any Indebtedness of, any Affiliate (other than another Loan Party to the extent permitted by Sections 7.3, 7.5 or 7.8) shall be deemed to be a transaction in the Ordinary Course of Business for purposes of this Section 7.10 .

Leases.  Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $400,000 in any one fiscal year in the aggregate for all Loan Parties and their Subsidiaries.

Subsidiaries.

Form any Subsidiary unless such Subsidiary (i) is not a Foreign Subsidiary, (ii) at Administrative Agent’s discretion, (x) expressly joins in this Agreement as a Loan Party and becomes jointly and severally liable for the obligations of Loan Parties hereunder, under the Notes, and under any other agreement between any Loan Party and Lenders, or (y) becomes a Guarantor with respect to the Obligations and executes a Guarantor Security Agreement in favor of Administrative Agent, and (iii) the Administrative Agent shall have received all documents, including without limitation, legal opinions and appraisals it may reasonably require to establish compliance with each of the foregoing conditions in connection therewith.

Enter into any partnership, joint venture or similar arrangement.

Fiscal Year and Accounting Changes.  Change its fiscal year from December 31 or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

Pledge of Credit.  Now or hereafter pledge Administrative Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Loan Party’s business operations as conducted on the Closing Date.

Amendment of Organizational Documents.  (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Administrative Agent, (y) having received from Administrative Agent confirmation that Administrative Agent has taken all steps necessary for Administrative Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party and (z) in any case under clause (iv), having received the prior written consent of Administrative Agent and Required Lenders to such amendment, modification or waiver.

Compliance with ERISA.  (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party, any Subsidiary or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party, any Subsidiary or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Administrative Agent of the occurrence of any Termination Event, (vi) fail to comply, in any material respect, or permit any member of the Controlled Group to fail to comply, in any material respect, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

Prepayment of Indebtedness.  At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party or any Subsidiary.

Membership/Partnership Interests.  Designate or permit any of their Subsidiaries to (a) treat their limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of the Uniform Commercial Code or (b) certificate their limited liability membership interests or partnership interests, as applicable.

CONDITIONS PRECEDENT.

Conditions to Initial Advances.  The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Administrative Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

Notes.  Administrative Agent shall have received the Notes duly executed and delivered by an authorized officer of each Loan Party;

Other Documents.  Administrative Agent shall have received each of the executed Other Documents, as applicable;

Mortgage and Surveys.  Administrative Agent shall have received in form and substance satisfactory to Lenders (i) executed modifications to the Mortgages, and (ii) surveys;

Title Insurance.  Administrative Agent shall have received fully paid endorsements to the mortgagee title insurance policies delivered in connection with the Original  Agreement (or binding commitments to issue endorsements to the title insurance policies delivered in connection with the Original Agreement, marked to Administrative Agent’s satisfaction to evidence the form of such policies to be delivered with respect to the Mortgage), in standard ALTA form, issued by a title insurance company satisfactory to Administrative Agent, each in an amount equal to not less than the fair market value of the Real Property subject to the Mortgage, and insuring the Mortgage to create a valid Lien on the Real Property with no exceptions which Administrative Agent shall not have approved in writing and no survey exceptions;

Environmental Reports.  Administrative Agent shall have received all environmental studies and reports prepared by independent environmental engineering firms with respect to all Real Property owned or leased by any Loan Party;

Financial Condition Certificates.  Administrative Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(f).

Closing Certificate.  Administrative Agent shall have received a closing certificate signed by the Chief Financial Officer of each Loan Party dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

Borrowing Base. Administrative Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Insured Foreign Receivables, Eligible Uninsured Foreign Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

Undrawn Availability.  After giving effect to the initial Advances and the payment of by Borrowers of all fees and expenses incurred in connection herewith (without duplication of any fees and expenses deducted in calculating Undrawn Availability) hereunder, Loan Parties shall have Undrawn Availability of at least $5,000,000;

Blocked Accounts.  Subject to Section 6.14 hereof, Loan Parties shall have opened the Depository Accounts with Administrative Agent or Administrative Agent shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Administrative Agent for the collection or servicing of the Receivables and proceeds of the Collateral and Administrative Agent shall have entered into control agreements with the applicable financial institutions in form and substance satisfactory to Administrative Agent with respect to such Blocked Accounts;

Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create, in favor of Administrative Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Administrative Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

Lien Waiver Agreements.  Administrative Agent shall have received Lien Waiver Agreements with respect to all locations or places at which Inventory, Equipment and books and records are located;

Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers.  Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Administrative Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Administrative Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances, Swing Loans, Term Loan and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

[Reserved].

Legal Opinion.  Administrative Agent shall have received the executed legal opinion of Bryan Cave LLP in form and substance satisfactory to Administrative Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Administrative Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Administrative Agent and Lenders;

No Litigation.  No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or any Subsidiary or against the officers or directors of any Loan Party or any Subsidiary (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Administrative Agent, is deemed material or (B) which could, in the reasonable opinion of Administrative Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

Collateral Examination.  Administrative Agent shall have completed Collateral examinations and Administrative Agent shall have received appraisals, the results of which shall be satisfactory in form and substance to Administrative Agent, of the Receivables, Inventory, General Intangibles, Real Property and equipment of each Loan Party and all books and records in connection therewith;

Fees.  Administrative Agent shall have received all fees payable to Administrative Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter;

Pro Forma Financial Statements.  Administrative Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Administrative Agent;

Insurance.  Administrative Agent shall have received in form and substance satisfactory to Administrative Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, and (ii) insurance certificates issued by Loan Parties’; insurance broker containing such information regarding Loan Parties’ and their Subsidiaries’ casualty and liability insurance policies as Administrative Agent shall request and naming Administrative Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable;

Flood Insurance.  Evidence that adequate flood insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Administrative Agent and their counsel naming Administrative Agent as additional insured, mortgagee and lenders loss payable, as applicable, and evidence that Loan Parties have taken all actions required under the Flood Laws and/or requested by Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a Mortgage in favor of Administrative Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;

Payment Instructions.  Administrative Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

Consents.  Administrative Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Administrative Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as the Administrative Agent and its counsel shall deem necessary;

No Adverse Material Change.  (i) Since December 31, 2016, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Administrative Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

Contract Review.  Administrative Agent shall have received and reviewed all Material Contracts of Loan Parties including, but not limited to, leases, union contracts, labor contracts, that certain Supply Agreement by and between Caterpillar Inc. and Borrower, effective as of January 1, 2018, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Administrative Agent;

Compliance with Laws.  Administrative Agent shall be reasonably satisfied that each Loan Party is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;

Capital Structure.  The capital structure of Borrowers shall be acceptable to Administrative Agent in its reasonable discretion;

Leverage Ratio.  After giving pro forma effect to the Advances to be made on the Closing Date, the Borrowers ratio of Funded Debt to EBITDA, measured as of the most recent fiscal quarter end, shall not be greater than 2.75 to 1.0; and

Search Results; Lien Terminations.  Administrative Agent shall have received certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all existing Indebtedness to be repaid, including in respect of White Oak to the Original Agreement, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 7.2) and (c) such other Uniform Commercial Code termination statements as Administrative Agent may reasonably request.

Conditions to Each Advance.  The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects (except to the extent already qualified by materiality in which case they shall be true and correct in all respects) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Administrative Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

Material Adverse Effect. No event or development has occurred that could reasonably be expected to have a Material Adverse Effect;

Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Loan Party hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

INFORMATION AS TO BORROWERS.

Each Loan Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full in cash of the Obligations and the termination of this Agreement:

Disclosure of Material Matters.  Immediately upon learning thereof, report to Administrative Agent (a) all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor, and (b) any investigation, hearing, proceeding or other inquest into any Borrower, any Guarantor, or any Affiliate of any Borrower or any Guarantor by any Governmental Body with respect to Anti-Terrorism Laws.

Schedules.  Deliver to Administrative Agent (i) on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports and (d) a Borrowing Base Certificate in form and substance satisfactory to Administrative Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Administrative Agent or restrictive of Administrative Agent’s rights under this Agreement), and (ii) on or before Tuesday of each week, a sales report / roll forward for the prior week.  In addition, each Loan Party will deliver to Administrative Agent at such intervals as Administrative Agent may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Administrative Agent may require including trial balances and test verifications.  Administrative Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder.  The items to be provided under this Section are to be in form satisfactory to Administrative Agent and executed by each Loan Party and delivered to Administrative Agent from time to time solely for the Administrative Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Administrative Agent shall not affect, terminate, modify or otherwise limit Administrative Agent’s Lien with respect to the Collateral.  Unless otherwise agreed to by Administrative Agent, the items to be provided under this Section 9.2 shall be delivered to Administrative Agent by the specific method of Approved Electronic Communication designated by such Administrative Agent.

Environmental Reports.

Furnish Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of Borrowing Agent stating, to the best of his knowledge, that each Loan Party is in compliance in all material respects with all applicable Environmental Laws.  To the extent any Loan Party is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party will implement in order to achieve full compliance.

In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Administrative Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Administrative Agent to protect their security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Administrative Agent or any Lender with respect thereto.

Borrowing Agent shall promptly forward to Administrative Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials and shall continue to forward copies of correspondence between any Loan Party and the Governmental Body regarding such claims to Administrative Agent until the claim is settled.  Borrowing Agent shall promptly forward to Administrative Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Loan Party is required to file under any Environmental Laws.  Such information is to be provided solely to allow Administrative Agent to protect Administrative Agent’s security interest in and Lien on the Collateral.

Litigation.  Promptly notify Administrative Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

Material Occurrences.  Immediately notify Administrative Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Administrative Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (c) any funding deficiency which, if not corrected as provided in Section 4971 of the Code, could subject any Loan Party, any Subsidiary or any member of the Controlled Group to a tax imposed by Section 4971 of the Code; (d) each and every default by any Loan Party or Subsidiary which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party or Subsidiary, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

Government Receivables.  Notify Administrative Agent immediately if any of its Receivables arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

Annual Financial Statements.  Furnish Administrative Agent within one hundred twenty (120) days after the end of each fiscal year of Loan Parties, financial statements of Loan Parties and their Subsidiaries on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm (which may be UHY, LLP) selected by Loan Parties and satisfactory to Administrative Agent (the “Accountants”).  In addition, the reports shall be accompanied by a Compliance Certificate.

Reserved.

Monthly Financial Statements.  Furnish Administrative Agent within thirty (30) days after the end of each month, an unaudited balance sheet of Loan Parties and their Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Loan Parties and their Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Loan Parties’ and their Subsidiaries business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  The reports for each month shall be accompanied by a Compliance Certificate.

Other Reports.  Furnish Administrative Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each Loan Party shall send to the holders of its Equity Interests.

Additional Information.  Furnish Administrative Agent with such additional information as  Administrative Agent shall reasonably request in order to enable such Administrative Agent to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with by Loan Parties or otherwise including, without the necessity of any request by Administrative Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party or Subsidiary may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party or Subsidiary is a party or by which any Loan Party or Subsidiary is bound.

Projected Operating Budget.  Furnish Administrative Agent, (i) no earlier than thirty (30) days prior to the beginning and (ii) not no later than thirty (30) days after the beginning of each Loan Party’s fiscal years commencing with fiscal year ending December 31 2018, a month by month projected operating budget and cash flow of Loan Parties and their Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

Variances From Operating Budget.  Furnish Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9, a written report summarizing all material variances from budgets submitted by Loan Parties pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

Notice of Suits, Adverse Events.  Furnish Administrative Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by any Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

ERISA Notices and Requests.  Furnish Administrative Agent with immediate written notice in the event that (i) any Loan Party, any Subsidiary or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party, Subsidiary or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party, Subsidiary or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party, Subsidiary or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party, Subsidiary or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party, Subsidiary or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party, Subsidiary or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party, Subsidiary or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party, Subsidiary or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party, Subsidiary or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party, Subsidiary or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

Additional Documents.  Execute and deliver to Administrative Agent, upon request, such documents and agreements as Administrative Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

Updates to Certain Schedules.  Deliver to Administrative Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Locations of equipment and Inventory), 5.9 (Intellectual Property) and 5.24 (Equity Interests); provided, that absent the occurrence and continuance of any Event of Default, Loan Parties shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month.  Any such updated Schedules delivered by Loan Parties to Administrative Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Administrative Agent and attached to and made part of this Agreement.

Financial Disclosure.  Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to the Administrative Agent and each Lender copies of any of such Loan Party’s and their Subsidiaries’ financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to the Administrative Agent and each Lender any information such accountants may have concerning such Loan Party’s or such Subsidiary’s financial status and business operations.  Each Loan Party hereby authorizes all Governmental Bodies to furnish to the Administrative Agent and each Lender copies of reports or examinations relating to such Loan Party or any Subsidiary thereof, whether made by such Loan Party or otherwise; however, the Administrative Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or Governmental Bodies.

EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

Nonpayment.  Failure by any Loan Party to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

Breach of Representation.  Except as provided in Section 10.16, any representation or warranty made or deemed made by any Loan Party in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

Financial Information.  Failure by any Loan Party to (i) furnish financial information when due hereunder or, if no due date is specified herein, within three (3) Business Days following a request therefor, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

Judicial Actions.  Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Loan Party’s Inventory or Receivables or (b) against a material portion of any Loan Party’s other property which is not stayed or lifted within thirty (30) days;

Noncompliance.  Except as otherwise provided for in Sections 10.1, 10.3, 10.5(ii), and 10.16, (i) failure or neglect of any Loan Party, or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Loan Party or such Person, and Administrative Agent or any Lender, or (ii) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 6.1, 6.3, 6.11, 6.13, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

Judgments.  Any judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Loan Party for an aggregate amount in excess of $250,000 or against all Loan Parties for an aggregate amount in excess of $250,000;

Bankruptcy.  Any Loan Party, any Subsidiary or Affiliate of any Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

Lien Priority.  Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);

Cross Default.  Either (x) any specified “event of default” under any Indebtedness (other than the Obligations) of any Loan Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $250,000 or more, or any other event or circumstance which would permit the holder of any such

Indebtedness of any Loan Party to accelerate such Indebtedness (and/or the obligations of Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Loan Party under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;

Breach of Guaranty, Guarantor Security Agreement or Pledge Agreement.  Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Administrative Agent in connection with the Obligations of any Loan Party, or if any Loan Party or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement;

Change of Control.  Any Change of Control shall occur;

Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Administrative Agent or any Lender or any Loan Party challenges the validity of or its liability under this Agreement or any Other Document;

Seizures.  Any (a) portion of the Collateral shall be seized, subject to garnishment or taken by a Governmental Body, or any Loan Party, or (b) the title and rights of any Loan Party, or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Administrative Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

Operations.  The operations of any Loan Party’s manufacturing facility are interrupted (other than in connection with any regularly scheduled shutdown for employee vacations and/or maintenance in the Ordinary Course of Business) at any time for more than five consecutive days, unless such Loan Party shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Loan Party shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

Pension Plans.  An event or condition specified in Section 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party, any Subsidiary or any member of the Controlled Group shall incur, or in the opinion of Administrative Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Administrative Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event, or any Loan Party’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof; or

Anti-Money Laundering/International Trade Law Compliance.  (i) Any representation or warranty contained in Section 16.18 hereof is or becomes false or misleading at any time, or (ii) any Loan Party shall fail to comply with its obligations under Section 16.18 hereof.

Right to Cure Fixed Charge Coverage Ratio or Leverage Ratio.

Notwithstanding anything to the contrary contained in this Article X, in the event that Borrowers fail to comply with Section 6.5(a) or (b) in any fiscal quarter, then until the earlier of (A) ten (10) days after the date on which the Compliance Certificate and financial statements required pursuant to Section 9.9 hereof in respect of the applicable fiscal quarter are delivered or (B) ten (10) days after the date on which the Compliance Certificate and financial statements required pursuant to Section 9.9 hereof in respect of the applicable fiscal quarter are required to be delivered, the Parent of ASV may, at its option (the “Cure Right”), make a capital contribution to, or purchase, in cash, Equity Interests (other than Disqualified Equity Interests) of ASV in a minimum amount equal to at least Five Hundred Thousand ($500,000).  Upon receipt by ASV of such proceeds (such amount, the “Cure Amount”) pursuant to the exercise by the Parent of such Cure Right, ASV shall immediately pay the Cure Amount to Administrative Agent to be applied to the outstanding Advances (as set forth below) and thereafter the Fixed Charge Coverage Ratio and/or Leverage Ratio covenants, as applicable, in Section 6.5 shall be recalculated giving effect to the following pro forma adjustments:

With respect to Borrowers’ failure to comply with Section 6.5(a) or (b) or failure to comply with Section 6.5(a) and (b) in the same fiscal quarter, (A) the Cure Amount shall be added to EBITDA as if contributed on the first day of the first quarter for the applicable testing period solely for purpose of determining compliance with the Leverage Ratio in Section 6.5(b) and/or Fixed Charge Coverage Ratio in Section 6.5(a), as applicable, for such period, and (B) the proceeds of the Cure Amount shall be applied, first, to the prepayment of the principal amount of Swing Loans, if any, second to the outstanding principal amount of the Revolving Advances in an amount necessary to cause Borrowers’ Undrawn Availability to be not less than $4,000,000, third, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof (including the final installment thereof) until paid in full in cash, and fourth to the remaining Advances in such order as Administrative Agent may determine, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof.

Notwithstanding anything to the contrary contained in Section 10.17(a) above: (i) the Cure Right shall not be exercised more than four (4) times during the Term, (ii) in each period of four consecutive fiscal quarters, the Cure Right shall not be exercised more than two (2) times and not in consecutive fiscal quarters, (iii) all Cure Amount proceeds shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained herein, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Right for determining compliance with the Leverage Ratio set forth in Section 6.5(b) for the applicable fiscal quarter, and (v) the Cure Amount shall be no greater than the projected amount required to cause Borrowers to be in compliance with the financial covenants for such fiscal quarter (provided, however, if the actual amount necessary to cause Borrowers to be in compliance with such financial covenants is less than the applicable Cure Amount, then only such actual amount necessary to cause Borrowers to be in compliance with such financial covenants shall be included in the pro forma calculation of EBITDA for the relevant period).  If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Indebtedness in connection therewith), the Borrowers are in compliance with the financial covenants set forth in Section 6.5(a) or 6.5(b), as applicable, the Borrowers shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 6.5(a) or 6.5(b) that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 6.5 and shall not result in any adjustment to any amounts other than the amount of the EBITDA referred to above.

LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

Rights and Remedies.

Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Administrative Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Administrative Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(vii) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed.  Upon the occurrence of any Event of Default, Administrative Agent may, or at the direction of Required Lenders shall, exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Administrative Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Administrative Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Administrative Agent may deem advisable and Administrative Agent may require Loan Parties to make the Collateral available to Administrative Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Administrative Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Administrative Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Administrative Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Administrative Agent or any Lender may bid (including credit bid) for and become the purchaser, and Administrative Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Administrative Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Administrative Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Loan Parties shall remain liable to Administrative Agent and Lenders therefor.

To the extent that Applicable Law imposes duties on Administrative Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Administrative Agent: (i) to fail to incur expenses reasonably deemed significant by Administrative Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to Administrative Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Administrative Agent in the collection or disposition of any of the Collateral.  Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Administrative Agent would not be commercially unreasonable in Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Administrative Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

Without limiting any other provision hereof:

At any bona fide public sale, and to the extent permitted by Applicable Law, at any private sale, Administrative Agent shall be free to purchase all or any part of the Investment Property Collateral.  Any such sale may be on cash or credit.  Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property Collateral for their own account in compliance with Regulation D of the Securities Act or any other applicable exemption available under the Securities Act.  Administrative Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given.  Administrative Agent may adjourn any sale and sell at the time and place to which the sale is adjourned.  If the Investment Property Collateral is customarily sold on a recognized market or threatens to decline speedily in value, Administrative Agent may sell such Investment Property Collateral at any time without giving prior notice to any Loan Party or other Person.

Each Loan Party recognizes that Administrative Agent may be unable to effect or cause to be effected a public sale of the Investment Property Collateral by reason of certain prohibitions contained in the Securities Act, so that Administrative Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Investment Property Collateral for their own account, for investment and without a view to the distribution or resale thereof.  Each Loan Party understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Investment Property Collateral were sold at public sales, and agrees that Administrative Agent has no obligation to delay or agree to delay the sale of any of the Investment Property Collateral for the period of time necessary to permit the issuer of the securities which are part of the Investment Property Collateral (even if the issuer would agree), to register such securities for sale under the Securities Act.  Each Loan Party agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

The net proceeds arising from the disposition of the Investment Property Collateral after deducting expenses incurred by Administrative Agent will be applied to the Obligations pursuant to Section 11.5.  If any excess remains after the discharge in full in cash of all of the Obligations, the same will be paid to the applicable Loan Party or to any other Person that may be legally entitled thereto.

At any time after the occurrence and during the continuance of an Event of Default (A) Administrative Agent may transfer any or all of the Investment Property Collateral into its name or that of its nominee and may exercise all voting rights with respect to the Investment Property Collateral, but no such transfer shall constitute a taking of such Investment Property Collateral in satisfaction of any or all of the Obligations, and (B) Administrative Agent shall be entitled to receive, for application to the Obligations, all cash or stock dividends and distributions, interest and premiums declared or paid on the Investment Property Collateral.

Administrative Agent’s Discretion.  Administrative Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Administrative Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Administrative Agent’s or Lenders’ rights hereunder as against Loan Parties or each other.

Setoff.  Subject to Section 14.13, in addition to any other rights which Administrative Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, such Administrative Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by such Administrative Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to such Administrative Agent and such Lender with respect to any deposits held by such Administrative Agent or such Lender.

Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary but subject to any other written agreements among the Administrative Agent and/or Lenders, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Administrative Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Administrative Agent’s discretion or, shall at the direction of Required Lenders, be paid over or delivered as follows:

FIRST, ratably to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Administrative Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans funded by Administrative Agent and any Protective Advances funded by Administrative Agent with respect to the Collateral or otherwise under or pursuant to the terms of this Agreement;

SECOND, ratably to payment of any fees owed to Administrative Agent;

THIRD, ratably to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, ratably to the payment of all Obligations consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, ratably to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof, the Cash Management Liabilities and the Hedge Liabilities;

EIGHTH, ratably to all other Obligations which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Administrative Agent and the Lenders, as applicable, shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH” and “EIGHTH above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Administrative Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH” and “NINTH” above in the manner provided in this Section 11.5.

WAIVERS AND JUDICIAL PROCEEDINGS.

Waiver of Notice.  Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

Delay.  No delay or omission on Administrative Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

EFFECTIVE DATE AND TERMINATION.

Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, the Administrative Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December 27, 2022 (the “Term”) unless sooner terminated as herein provided.  Loan Parties may terminate this Agreement at any time upon thirty (30) days prior written notice to Administrative Agent upon payment in full in cash of the Obligations.

Termination.  The termination of the Agreement shall not affect Administrative Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until (a) all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated in cash, and (b) all Loan Parties have released Secured Parties from and against any and all claims of any nature whatsoever that any Loan Party may have against Secured Parties.  The security interests, Liens and rights granted to Administrative Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been indefeasibly paid and performed in full in cash after the termination of this Agreement or each Loan Party has furnished Administrative Agent and Lenders with an indemnification satisfactory to Administrative Agent and Lenders with respect thereto.  Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Administrative Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full in cash.

REGARDING AGENT.

Appointment.  Each Lender hereby designates PNC to act as Administrative Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Administrative Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b) and to the extent set forth in the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders.  Administrative Agent may perform any of its duties hereunder by or through its agent or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Notes) Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Administrative Agent shall not be required to take any action which, in such Administrative Agent’s discretion, exposes such Administrative Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless such Administrative Agent is furnished with an indemnification reasonably satisfactory to it with respect thereto.

Nature of Duties.  Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Administrative Agent nor any of its respective officers, directors, employees or Administrative Agent shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by any such Administrative Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder.  Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party.  The duties of Administrative Agent with respect to the Advances to Loan Parties shall be mechanical and administrative in nature; Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

Lack of Reliance on Administrative Agent.  Independently and without reliance upon Administrative Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof.  Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

Resignation of Administrative Agent; Successor Administrative Agent.    Administrative Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Administrative Agent reasonably satisfactory to Loan Parties (provided that no such approval by Loan Parties shall be required (i) in any case where the successor Administrative Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default).  Any such successor Administrative Agent shall succeed to the rights, powers and duties of Administrative Agent and shall in particular succeed to all of Administrative Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Mortgages, any Pledge Agreement and all account control agreements), and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former applicable Administrative Agent’s rights, powers and duties as Administrative Agent, shall be terminated, without any other or further act or deed on the part of former Administrative Agent.  However, notwithstanding the foregoing, if at the time of the effectiveness of the new applicable Administrative Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former applicable Administrative Agent to new applicable Administrative Agent and/or for the perfection of any Liens in the Collateral as held by new applicable Administrative Agent or it is otherwise not then possible for new applicable Administrative Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former applicable Administrative Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new applicable Administrative Agent until such time as new applicable Administrative Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that applicable Administrative Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens).  After Administrative Agent’s resignation as Administrative Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, under this Agreement (and in the event resigning applicable Administrative Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

Certain Rights of Administrative Agent.  If Administrative Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, the applicable Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the applicable Administrative Agent shall have received instructions from Required Lenders; and Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against the applicable Administrative Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

Reliance.  Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Administrative Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agent or attorneys-in-fact selected by Administrative Agent with reasonable care.

Notice of Default.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Administrative Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Administrative Agent receives such a notice, Administrative Agent shall provide such notice to the Term Loan Lenders and Revolving Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

Indemnification.  To the extent Administrative Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Administrative Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any such Administrative Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

Administrative Agent in its Individual Capacity.  With respect to the obligation of Administrative Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Administrative Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender.  Administrative Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

Delivery of Documents.  To the extent Administrative Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Administrative Agent will promptly furnish such documents and information to Lenders.

Loan Parties Undertaking to Administrative Agent.  Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Administrative Agent to pay to Administrative Agent from time to time on demand all amounts from time to time due and payable by it for the account of Administrative Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

No Reliance on Administrative Agent’s Customer Identification Program.  To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti‑Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Loan Parties, their Affiliates or their Administrative Agent, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

Other Agreements.  Each of the Lenders agrees that it shall not, without the express consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Administrative Agent, set off against the Obligations, any amounts owing by such

Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Administrative Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

BORROWING AGENCY.

Borrowing Agency Provisions.

Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Loan Party or Loan Parties, and hereby authorizes Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Loan Parties and at their request.  Neither Administrative Agent nor any Lender shall incur liability to Loan Parties as a result thereof.  To induce Administrative Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies the Administrative Agent and each Lender and holds the Administrative Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Administrative Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Loan Parties as provided herein, reliance by Administrative Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Administrative Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

All Obligations shall be joint and several, and each Loan Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by Administrative Agent or any Lender to any Loan Party, failure of Administrative Agent or any Lender to give any Loan Party notice of borrowing or any other notice, any failure of Administrative Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Administrative Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Administrative

Agent or any Lender to the other Loan Parties or any Collateral for such Loan Party’s Obligations or the lack thereof.  Each Loan Party waives all suretyship defenses.

Waiver of Subrogation.  Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full in cash of the Obligations.

MISCELLANEOUS.

Governing Law.  This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.  Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Administrative Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s Administrative Agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Administrative Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction.  Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court.  Any judicial proceeding by any Loan Party against Administrative Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

Entire Understanding.

This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, the Administrative Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, the Administrative Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Notwithstanding the foregoing, Administrative Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Administrative Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail).  Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

Required Lenders, Administrative Agent with the consent in writing of Required Lenders, and Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Administrative Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

increase the Revolving Commitment Percentage or Term Loan Commitment Percentage, or the maximum dollar amount of the Revolving Commitment Amount or, Term Loan Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless in each case imposed by Administrative Agent));

increase the Maximum Revolving Advance Amount without the consent of all Revolving Lenders;

alter the definition of the term Required Lenders or any other provision of this Agreement or any Other Document specifying the number or percentage of Lenders (or Lenders of any class) required to waive, amend or modify any rights thereunder to make any determination or grant any consent thereunder or alter, amend or modify this Section 16.2 without the consent of all Lenders;

alter, amend or modify the provisions of Section 4.8(h), the last sentence of Section 2.8(b) or Section 11.5 without the consent of all Lenders;

release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $500,000 without the consent of all Lenders;

subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of all Revolving Lenders;

increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Revolving Lenders;

release any Loan Party without the consent of all Lenders;

alter, amend or modify Section 2.6(e) or Section 2.8(a) in any manner that would alter the manner in which payments are shared, without the consent of each Lender directly affected thereby;

(xi)amend Section 2.22 without the consent of each Lender; or

(xii) contractually subordinate any of the Liens granted to Administrative Agent without the consent of each Lender.

No provision of Article XIV or any other provision of this Agreement affecting Administrative Agent in its capacity as such shall be amended, modified, or waived without the consent of Administrative Agent.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Administrative Agent and all future holders of the Obligations.  In the case of any waiver, Loan Parties, Administrative Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Administrative Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Administrative Agent may, at their option, require such Lender to assign its interest in the Advances to Administrative Agent or to another Lender or to any other Person designated by Administrative Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Loan Parties.  In the event Administrative Agent elect to require any Lender to assign its interest to Administrative Agent or to the Designated Lender, Administrative Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Administrative Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Administrative Agent or the Designated Lender, as appropriate, and Administrative Agent.

Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Administrative Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”).  If Administrative Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Revolving Lenders shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Administrative Agent does permit Out-of-Formula Loans, neither Administrative Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount.  For purposes of this paragraph, the discretion granted to Administrative Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible Receivables”, “Eligible Insured Foreign Receivables”, or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral.  In the event Administrative Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Administrative Agent shall use its efforts to have Loan Parties decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.  Revolving Advances made after Administrative Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.  To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Administrative Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Administrative Agent shall be deemed to be Revolving Advances made by and owing to Administrative Agent, and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Revolving Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Administrative Agent is hereby authorized by Loan Parties and Lenders, at any time in such Administrative Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (in the case of Administrative Agent) to Borrowers on behalf of Lenders which such Administrative Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve, protect, prepare for sale or lease or dispose of the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment by the Loan Parties of the Advances and other Obligations, or (c) to pay any other amount chargeable to Loan Parties pursuant to the terms of this Agreement and the Other Documents (the “Protective

Advances”).  The Protective Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to the Term Loan.  The applicable Administrative Agent shall endeavor to notify each other Administrative Agent, each Lender, and the Borrowing Agent in writing of each such Protective Advance made by such Administrative Agent, which notice shall include a description of the purpose of such Protective Advances. Revolving Lenders shall be obligated to fund such Protective Advances made by Administrative Agent and effect a settlement with Administrative Agent therefor upon demand of Administrative Agent in accordance with their respective Revolving Commitment Percentages.   To the extent any Protective Advances made by Administrative Agent are not actually funded by the other Revolving Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Administrative Agent shall be deemed to be Revolving Advances made by and owing to Administrative Agent, and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Revolving Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

Successors and Assigns; Participations; New Lenders.

This Agreement shall be binding upon and inure to the benefit of Loan Parties, Administrative Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.

Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances, its commitments or other interests hereunder to other Persons (each such transferee or purchaser of a participating interest, a “Participant”).  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Loan Parties shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrowing Agent’s prior written consent, and (ii) in no event shall Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  For the avoidance of doubt, other than participations requiring Borrowing Agent’s prior written consent for increased amounts being required to be paid to a Participant as further described in clause (i) above, any Lender may sell participations to any Participant hereunder without the consent of Borrowing Agent, any Loan Party, or Administrative Agent. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

Any Lender, with the consent of the Administrative Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and/or the Term Loan under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $1,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Administrative Agent and delivered to Administrative Agent for recording, provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to each of the Revolving Advances and/or the Term Loan under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage and/or the Term Loan Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or the Term Loan Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or the Term Loan Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing provided, however, that the consent of Borrowing Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Borrowing Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received prior notice thereof.

Any Lender, with the consent of the Administrative Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or the Term Loan under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Administrative Agent as appropriate and delivered to Administrative Agent for recording.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor

Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Each Loan Party hereby consents to the addition of such Purchasing CLO.  Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

Administrative Agent, acting as a non-fiduciary agent of Loan Parties, shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Application of Payments.  Administrative Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Loan Party makes a payment or Administrative Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by such Administrative Agent or such Lender.

Indemnity.  Each Loan Party shall defend, protect, indemnify, pay and save harmless the Administrative Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and Administrative Agent (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Administrative Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party, any Affiliate or Subsidiary of any Loan Parties, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Administrative Agent or any Lender is a party thereto.  Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Administrative Agent or any Lender.  Loan Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply in all material respects with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances.  Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Administrative Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Administrative Agent, Lenders or Loan Parties on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Loan Parties will pay (or will promptly reimburse Administrative Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.

Notice.  Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Administrative Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6.  Any Notice shall be effective:

In the case of hand-delivery, when delivered;

If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

In the case of electronic transmission, when actually received;

In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Administrative Agent, and Administrative Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)If to Administrative Agent or PNC at:

PNC Bank, National Association

200 South Wacker Drive, Suite 600

Chicago, IL 60606

Attention:Portfolio Manager - ASV

Telephone:312-454-2911

Facsimile:312-454-2919

with a copy to (which shall not constitute notice):

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Attention: Michael C, Graziano, Esquire

Telephone: 215-569-5387

Facsimile: 215-832-5387

(B)If to Borrowing Agent or any Loan Party:

ASV Holdings, Inc.
840 Lily Lane
Grand Rapids, MN  55744-4089

Attention: James DiBiagio

Telephone: 218-999-3465

Facsimile: 218-327-9123

with a copy to:

Bryan Cave LLP

161 North Clark Street, Suite 4300

Chicago, IL 60601

Attention: Jason R. Berne, Esq.

Telephone: 312.602.5043

Facsimile: 312.748.5050

Survival.  The obligations of Loan Parties under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

Expenses.  Loan Parties shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or Issuer), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and Administrative Agent engaged periodically to perform audits of any Loan Party’s or any Loan Party’s Affiliate’s or Subsidiary’s books, records and business properties.

Injunctive Relief.  Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Administrative Agent, if Administrative Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

Consequential Damages.  Neither Administrative Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

Confidentiality; Sharing Information.  The Administrative Agent, each Lender and each Transferee shall hold all non-public information obtained by such Administrative Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with such Administrative Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, the Administrative Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Administrative Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, the Administrative Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Administrative Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Administrative Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full in cash and this Agreement has been terminated.  Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.  Notwithstanding any non-disclosure agreement or similar document executed by Administrative Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.

Publicity.  Each Loan Party and each Lender hereby authorizes the Administrative Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Administrative Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as the Administrative Agent shall in its sole and absolute discretion deem appropriate.

Certifications From Banks and Participants; USA PATRIOT Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, each Lender may from time to time request, and each Loan Party shall provide to such Lender, such Loan Party's name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

Anti-Terrorism Laws.

Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (B) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (C) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (D) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (E) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with  all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

GUARANTY.

Guaranty.  Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations; provided that with respect to Obligations under or in respect of any Swap Obligation, the foregoing guarantee shall only be effective to the extent that such Guarantor is a Qualified ECP Loan Party at the time such Swap Obligation is entered into and such

Obligations and such guarantee thereof are not Excluded Hedge Liabilities.  Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.

Waivers.  Each Guarantor hereby absolutely, unconditionally and irrevocably waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (iii) any requirement that Administrative Agent, any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (iv) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (v) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Loan Parties and any defense that any other guarantee or security was or was to be obtained by Administrative Agent.

No Defense.  No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

Guaranty of Payment.  The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XVII, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions.  Each Guarantor waives any right to require that any resort be had by Administrative Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Administrative Agent or any Lender in favor of any Loan Party or any other Person.  No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Administrative Agent’s right to proceed in any other form of action or proceeding or against any other Person unless such Administrative Agent has expressed any such right in writing.  Without limiting the generality of the foregoing, no action or proceeding by Administrative Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Administrative Agent shall diminish the liability of any Guarantor hereunder, except to the extent such Administrative Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

Liabilities Absolute.  The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

the failure of Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances or other financial accommodations to Loan Parties pursuant to this Agreement and/or the Other Documents.

Waiver of Notice.  The Administrative Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

Administrative Agent’s Discretion.  Administrative Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

Reinstatement.

The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Administrative Agent or any Lender for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Administrative Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

No Administrative Agent shall be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

No Guarantor shall be entitled to claim against any present or future security held by Administrative Agent or any Lender from any Person for Obligations in priority to or equally with any claim of Administrative Agent and Lenders, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Administrative Agent and the Lenders for Obligations, and no Guarantor shall be entitled to compete with Administrative Agent or any Lender with respect to, or to advance any equal or prior claim to any security held by Administrative Agent or any Lender for Obligations.

If any Loan Party makes any payment to Administrative Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

All present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Administrative Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Administrative Agent and Lenders hereunder and are postponed and subordinated to Administrative Agent’s and Lenders’ prior right to payment in full of Obligations.  Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any

Loan Party shall be held by such Guarantor as agent and trustee for Administrative Agent.  This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.

Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Administrative Agent.  Each Loan Party agrees to give full effect to the provisions hereof.

Amendment and Restatement; No Novation.  This Agreement amends, restates and replaces the Original Agreement, but does not extinguish the obligations for the payment of money outstanding under the Original Agreement or otherwise discharge or release the Borrowers from their obligations (including the Obligations, as defined in the Original Agreement) arising thereunder, Administrative Agent’s Liens created thereby or the priority of any mortgage, pledge, security agreement or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Agreement or instruments securing the same, which shall remain in full force and effect, except as expressly modified hereby or by instruments executed concurrently herewith.

[signature pages follows]

Each of the parties has signed this Agreement as of the day and year first above written.

ASV HOLDINGS, INC.
By:_/s/ Melissa How__________ Name:Melissa How Title:Secretary

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Revolving Lender and a Term Loan Lender

By:_/s/ James Clifton__________

Name:James Clifton

Title:Senior Vice President

Revolving Commitment Percentage: 100%

Revolving Commitment Amount $35,000,000

Term Loan Commitment Percentage: 33.33%

Term Loan Commitment Amount: $5,000,000

STEEL CITY CAPITAL FUNDING, a division of PNC Bank, National Association, as a Term Loan Lender
By:_/s/ Jesse Xu_____________ Name:Jesse Xu Title:Vice President Term Loan Commitment Percentage: 66.66% Term Loan Commitment Amount: $10,000,000

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